                                                                    EXHIBIT 99.1



                               OCEAN ENERGY, INC.

                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                    AND MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            YEARS ENDED DECEMBER 31, 1997, 1996, 1995, 1994 AND 1993


                                TABLE OF CONTENTS


                                                                                                                          Page
                                                                                                                          ----
Report of Independent Public Accountants....................................................................................1

Supplemental Consolidated Financial Statements:
           Supplemental Consolidated Statement of Income....................................................................2
           Supplemental Consolidated Balance Sheet..........................................................................3
           Supplemental Consolidated Statement of Changes in Stockholders' Equity...........................................5
           Supplemental Consolidated Statement of Cash Flows................................................................6
           Notes to Supplemental Consolidated Financial Statements..........................................................7

Management's Discussion and Analysis of Financial Condition and Results of Operations......................................44

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders of
Ocean Energy, Inc. and subsidiaries:

     We have previously audited the consolidated balance sheet of Ocean Energy, Inc. (Ocean) (a Delaware corporation) and subsidiaries as of December 31, 1997, 1996, 1995, 1994 and 1993 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended. We have also previously audited the consolidated balance sheet of United Meridian Corporation (UMC) (a Delaware corporation) and subsidiaries as of December 31, 1997, 1996, 1995, 1994 and 1993 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years then ended. Our most recent reports on Ocean's and UMC's 1997 financial statements, dated February 16 and 9, 1998, respectively, expressed unqualified opinions and are included in the companies' Forms 10-K for the year ended December 31, 1997.

     We have also audited the accompanying supplemental consolidated balance sheet of Ocean Energy, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997, 1996, 1995, 1994 and 1993, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years then ended. These supplemental consolidated financial statements give retroactive effect to the merger of Ocean Energy, Inc. and United Meridian Corporation on March 27, 1998, which has been accounted for using the pooling of interests method as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the financial position of Ocean Energy, Inc. and subsidiaries as of December 31, 1997, 1996, 1995, 1994 and 1993, and the results of their operations and their cash flows for each of the years then ended, after giving retroactive effect to the merger with United Meridian Corporation, as described in Note 1, all in conformity with generally accepted accounting principles.




                                            ARTHUR ANDERSEN LLP




Houston, Texas
April 6, 1998

                               OCEAN ENERGY, INC.

                  SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                 ------------------------------------------------------------
                                                                    1997        1996         1995         1994        1993
                                                                 ---------    ---------    ---------    ---------   ---------
Operating revenues:
   Gas sales ................................................... $ 214,100    $ 161,369    $  91,018    $  80,843   $  67,263
   Oil sales ...................................................   335,094      233,611      150,303       88,989      60,553
   Contract settlements and other ..............................     3,000          854        2,506        2,704         914
                                                                 ---------    ---------    ---------    ---------   ---------
                                                                   552,194      395,834      243,827      172,536     128,730
                                                                 ---------    ---------    ---------    ---------   ---------

Costs and expenses:
   Production costs ............................................   124,394       98,396       82,937       67,262      49,740
   General and administrative ..................................    30,218       27,366       21,070       22,469      11,783
   Depreciation, depletion and amortization ....................   248,423      147,643      101,116       91,603      51,184
   Impairment of proved oil and gas properties .................        --           --           --      150,834          --
                                                                 ---------    ---------    ---------    ---------   ---------
                                                                   403,035      273,405      205,123      332,168     112,707
                                                                 ---------    ---------    ---------    ---------   ---------

Income (loss) from operations ..................................   149,159      122,429       38,704     (159,632)     16,023
Other income, expenses and deductions:
   Interest and other income (expense) .........................     3,187         (449)         677      (16,074)      2,274
   Interest and debt expense ...................................   (49,134)     (40,765)     (35,565)     (13,547)     (7,587)
                                                                 ---------    ---------    ---------    ---------   ---------

Income (loss) before income taxes ..............................   103,212       81,215        3,816     (189,253)     10,710
Income tax benefit (provision):
   Current .....................................................    (6,220)        (785)        (332)         (25)     (1,131)
   Deferred ....................................................   (34,772)     (25,430)       2,068       67,101       1,943
                                                                 ---------    ---------    ---------    ---------   ---------

Net income (loss) before extraordinary item,
   net of income taxes .........................................    62,220       55,000        5,552     (122,177)     11,522
Extraordinary item, net of income taxes ........................   (19,301)          --           --           --          --
                                                                 ---------    ---------    ---------    ---------   ---------

Net income (loss) ..............................................    42,919       55,000        5,552     (122,177)     11,522
Preferred stock dividends ......................................        --       (1,531)      (1,484)          --      (1,498)
                                                                 ---------    ---------    ---------    ---------   ---------
Net income (loss) available to common stockholders ............. $  42,919    $  53,469    $   4,068    $(122,177)  $  10,024
                                                                 =========    =========    =========    =========   =========
Basic earnings per share before extraordinary item,
   net of income taxes ......................................... $    0.67    $    0.65    $    0.06    $   (2.20)  $    0.23
Extraordinary item, net of income taxes ........................     (0.21)          --           --           --          --
                                                                 ---------    ---------    ---------    ---------   ---------
Basic earnings per share ....................................... $    0.46    $    0.65    $    0.06    $   (2.20)  $    0.23
                                                                 =========    =========    =========    =========   =========
Weighted average number of common
    shares outstanding .........................................    93,315       82,684       71,515       55,483      44,020
                                                                 =========    =========    =========    =========   =========
Diluted earnings per share before extraordinary item,
   net of income taxes ......................................... $    0.64    $    0.62    $    0.06    $   (2.20)  $    0.22
Extraordinary item, net of income taxes ........................     (0.20)          --           --           --          --
                                                                 ---------    ---------    ---------    ---------   ---------
Diluted earnings per share ..................................... $    0.44    $    0.62    $    0.06    $   (2.20)  $    0.22
                                                                 =========    =========    =========    =========   =========
Weighted average number of common shares and
   common share equivalents outstanding ........................    96,646       85,905       73,405       55,483      44,775
                                                                 =========    =========    =========    =========   =========

        The accompanying notes are an integral part of these supplemental consolidated financial statements.

                               OCEAN ENERGY, INC.

                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                              DECEMBER 31,
                                                                 -----------------------------------------------------------------
                                                                     1997          1996          1995         1994          1993
                                                                 -----------    -----------   -----------  -----------  ----------
                        ASSETS
Current assets:
   Cash and cash equivalents .................................   $    11,689    $    60,701   $    13,798  $    12,393  $      694
   Accounts receivable, net of allowance for doubtful accounts of $1,190 at December 31, 1997 and 1996 and $1,266
   at December 31, 1995, 1994 and 1993:
       Oil and gas sales .....................................        75,642         70,008        35,734       25,634      21,414
       Joint interest and other ..............................        49,289         48,949        22,912       16,068      10,105
       Shareholders ..........................................            --             --           129          125         276
   Deferred income taxes .....................................         1,547          2,839         3,875       15,498       3,672
   Inventory .................................................        11,097         49,926        15,775        6,726       1,060
   Prepaid expenses and other ................................        10,630          8,934         3,345        4,460       1,443
                                                                 -----------    -----------   -----------  -----------  ----------

                                                                     159,894        241,357        95,568       80,904      38,664
                                                                 -----------    -----------   -----------  -----------  ----------

Property and equipment, at cost:
   Oil and gas (full cost method)
       Evaluated properties ..................................     2,043,700      1,380,074     1,087,979      960,289     605,449
       Unevaluated properties excluded from amortization .....       232,726         94,572        31,410       26,134       1,384
   Other .....................................................        28,182         15,355         9,830        5,358       4,380
                                                                 -----------    -----------   -----------  -----------  ----------

                                                                   2,304,608      1,490,001     1,129,219      991,781     611,213
   Accumulated depreciation, depletion and amortization ......      (880,771)      (658,776)     (555,143)    (482,007)   (247,994)
                                                                 -----------    -----------   -----------  -----------  ----------

                                                                   1,423,837        831,225       574,076      509,774     363,219
                                                                 -----------    -----------   -----------  -----------  ----------

Other assets:
   Gas imbalances receivable .................................         6,227          5,702         5,852        6,678       5,595
   Deferred income taxes .....................................           130         16,885        28,804       14,204      27,091
   Deferred financing costs ..................................        19,661         18,913        15,033       10,456       3,977
   Restricted deposits .......................................         8,497          6,323         4,260        2,300         810
   Other .....................................................        24,749            836           867        3,376       2,628
                                                                 -----------    -----------   -----------  -----------  ----------

                                                                      59,264         48,659        54,816       37,014      40,101
                                                                 -----------    -----------   -----------  -----------  ----------

          TOTAL ASSETS .......................................   $ 1,642,995    $ 1,121,241   $   724,460  $   627,692  $  441,984
                                                                 ===========    ===========   ===========  ===========  ==========

        The accompanying notes are an integral part of these supplemental consolidated financial statements.

                               OCEAN ENERGY, INC.

                     SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                                                          DECEMBER 31,
                                                              -------------------------------------------------------------------
                                                                 1997           1996          1995          1994         1993
                                                              -----------   -----------   -----------   -----------   -----------
              LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable ........................................  $   188,429   $   131,807   $    77,188   $    66,652   $    42,302
   Advances from joint owners ..............................        8,491         5,845         8,456         2,149           314
   Interest payable ........................................       16,476         9,321         6,261         2,421           400
   Accrued liabilities .....................................        6,572        15,310         7,201         9,253         3,587
   Notes payable ...........................................           --            --        10,639            --            --
   Current maturities of long-term debt ....................          911         1,026         3,984            --            --
                                                              -----------   -----------   -----------   -----------   -----------

                                                                  220,879       163,309       113,729        80,475        46,603
                                                              -----------   -----------   -----------   -----------   -----------

Long-term debt .............................................      672,298       440,974       416,491       393,673       105,597
                                                              -----------   -----------   -----------   -----------   -----------

Deferred credits and other liabilities:
   Deferred income taxes ...................................       11,159        13,450        10,014         8,819        18,749
   Gas imbalances payable ..................................        5,861         3,994         6,377         7,113         6,358
   Deferred oil and gas revenue ............................           --            --            --            --       108,784
   Other ...................................................        7,461         6,442         6,523        10,984         2,550
                                                              -----------   -----------   -----------   -----------   -----------

                                                                   24,481        23,886        22,914        26,916       136,441
                                                              -----------   -----------   -----------   -----------   -----------

Stockholders' equity:
   Preferred stock, $0.01 par value, 10,000,000 shares
       authorized, no shares issued and outstanding
       at December 31, 1997, 1996, 1995, 1994 and 1993 .....           --            --            --            --            --
   Series F preferred stock, $0.01 par value, 1,166,667
       shares authorized, issued and outstanding at
       December 31, 1995, no shares issued and outstanding
       at December 1997, 1996, 1994 and 1993 ...............           --            --            12            --            --
   Common stock, $0.01 par value, 250,000,000 shares
       authorized, 100,109,241, 91,741,503,
       71,798,544, 71,138,445 and 67,936,131
       shares issued and outstanding at December 31, 1997,
       1996, 1995, 1994 and 1993, respectively .............        1,001           918           718           711           294
   Additional paid-in capital ..............................      823,956       632,111       363,822       323,153       231,305
   Foreign currency translation adjustment .................       (6,839)       (4,257)       (4,057)       (3,999)       (1,907)
   Retained earnings (deficit) .............................      (92,781)     (135,700)     (189,169)     (193,237)      (76,349)
                                                              -----------   -----------   -----------   -----------   -----------

                                                                  725,337       493,072       171,326       126,628       153,343
                                                              -----------   -----------   -----------   -----------   -----------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..............  $ 1,642,995   $ 1,121,241   $   724,460   $   627,692   $   441,984
                                                              ===========   ===========   ===========   ===========   ===========

              The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                               OCEAN ENERGY, INC.

     SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

        FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, 1995, 1994 AND 1993

                                                                                 SERIES A-F
                                                                               PREFERRED STOCK                 COMMON STOCK
                                                                          -------------------------     -----------------------
                                                                           SHARES          AMOUNT        SHARES         AMOUNT
                                                                          ----------    -----------     ----------     ---------
  Balance, December 31, 1992 .........................................    20,688,463   $        207     26,669,049   $         75
     Preferred stock issuance, Series E
     - April 30 ......................................................     1,400,000             14             --             --
     - June 11 .......................................................       313,962              3             --             --
    Adjustment resulting from recording the acquisition of Norfolk
       Holdings, Inc. in accordance with the purchase method .........            --             --             --             --
    Adjustment to reflect 1 for 2 reverse stock split ................            --             --     (3,682,024)           (37)
    Foreign currency translation adjustment ..........................            --             --             --             --
    Preferred stock dividends ........................................            --             --             --             --
    UMC initial public stock offering, July 22 .......................            --             --      5,720,000             57
    Conversion of preferred stock to common stock, July 22 ...........   (22,402,425)          (224)    19,924,106            199
    Issuance of common stock .........................................            --             --     19,305,000             --
    Distributions ....................................................            --             --             --             --
    Net income .......................................................            --             --             --             --
                                                                        ---------------------------------------------------------
  Balance, December 31, 1993 .........................................            --   $         --     67,936,131   $        294
    OEI sale of stock ................................................            --             --     15,795,000            158
    Repurchase of common stock .......................................            --             --    (19,305,000)            --
    Adjustment resulting from recording the acquisition of General
       Atlantic Resources, Inc. (GARI) in accordance with the
       purchase method ...............................................            --             --             --             --
    Foreign currency translation adjustment ..........................            --             --             --             --
    Exercise of common stock options .................................            --             --        187,687              2
    Issuance of common stock as partial purchase in GARI merger ......            --             --      6,524,627             65
    Recapitalization of common stock .................................            --             --             --            192
    Distributions ....................................................            --             --             --             --
    Reclassification of accumulated deficit at date of conversion to
       a subchapter C corp ...........................................            --             --             --             --
    Net loss .........................................................            --             --             --             --
                                                                        ---------------------------------------------------------
  Balance, December 31, 1994 .........................................            --   $         --     71,138,445   $        711
    Foreign currency translation adjustment ..........................            --             --             --             --
    Preferred stock issuance
       - June 30 .....................................................       833,333              8             --             --
       - July 24 .....................................................       333,334              4             --             --
    Exercise of common stock options .................................            --             --        556,846              6
    Preferred stock dividends ........................................            --             --             --             --
    Sale of common stock .............................................            --             --        103,253              1
    Net income .......................................................            --             --             --             --
                                                                        ---------------------------------------------------------
  Balance, December 31, 1995 .........................................     1,166,667   $         12     71,798,544   $        718
    OEI common stock offering ........................................            --             --     10,530,000            106
    Foreign currency translation adjustment ..........................            --             --             --             --
    Automatic conversion of Series F preferred stock to
       common stock ..................................................    (1,166,667)           (12)     2,398,869             24
    UMC common stock offering ........................................            --             --      5,315,625             53
    Exercise of common stock options .................................            --             --      1,391,991             14
    Exercise of warrants .............................................            --             --        306,474              3
    Preferred stock dividends ........................................            --             --             --             --
    Net income .......................................................            --             --             --             --
                                                                        ---------------------------------------------------------
  Balance, December 31, 1996 .........................................            --   $         --     91,741,503   $        918
    Foreign currency translation adjustment ..........................            --             --             --             --
    OEI common stock offering ........................................            --             --      7,254,000             73
    Common shares issued in exchange for shares tendered from
       a prior acquisition ...........................................            --             --          3,461             --
    Exercise of common stock options .................................            --             --      1,110,277             10
    Net income .......................................................            --             --             --             --
                                                                        ---------------------------------------------------------
  Balance, December 31, 1997 .........................................            --   $         --    100,109,241   $      1,001
                                                                        =========================================================
                                                                          ADDITIONAL       FOREIGN       RETAINED
                                                                           PAID-IN         CURRENCY      EARNINGS
                                                                           CAPITAL        ADJUSTMENT    (DEFICIT)         TOTAL
                                                                          ----------      ----------    ---------        --------
  Balance, December 31, 1992 .........................................  $    118,439             --   $    (82,972)  $     35,749
     Preferred stock issuance, Series E
     - April 30 ......................................................        34,441             --             --         34,455
     - June 11 .......................................................         7,846             --             --          7,849
    Adjustment resulting from recording the acquisition of Norfolk
       Holdings, Inc. in accordance with the purchase method .........         1,893             --             --          1,893
    Adjustment to reflect 1 for 2 reverse stock split ................            37             --             --             --
    Foreign currency translation adjustment ..........................            --         (1,907)            --         (1,907)
    Preferred stock dividends ........................................            --             --         (1,498)        (1,498)
    UMC initial public stock offering, July 22 .......................        68,624             --             --         68,681
    Conversion of preferred stock to common stock, July 22 ...........            25             --             --             --
    Issuance of common stock .........................................            --             --             --             --
    Distributions ....................................................            --             --         (3,401)        (3,401)
    Net income .......................................................            --             --         11,522         11,522
                                                                        ---------------------------------------------------------
  Balance, December 31, 1993 .........................................  $    231,305   $     (1,907)  $    (76,349)  $    153,343
    OEI sale of stock ................................................        52,649             --             --         52,807
    Repurchase of common stock .......................................       (18,700)            --             --        (18,700)
    Adjustment resulting from recording the acquisition of General
       Atlantic Resources, Inc. (GARI) in accordance with the
       purchase method ...............................................           (82)            --             --            (82)
    Foreign currency translation adjustment ..........................            --         (2,092)            --         (2,092)
    Exercise of common stock options .................................         1,403             --             --          1,405
    Issuance of common stock as partial purchase in GARI merger ......        63,459             --             --         63,524
    Recapitalization of common stock .................................          (192)            --             --             --
    Distributions ....................................................            --             --         (1,400)        (1,400)
    Reclassification of accumulated deficit at date of conversion to
       a subchapter C corp ...........................................        (6,689)            --          6,689             --
    Net loss .........................................................            --             --       (122,177)      (122,177)
                                                                        ---------------------------------------------------------
  Balance, December 31, 1994 .........................................  $    323,153   $     (3,999)  $   (193,237)  $    126,628
    Foreign currency translation adjustment ..........................            --            (58)            --            (58)
    Preferred stock issuance
       - June 30 .....................................................        24,992             --             --         25,000
       - July 24 .....................................................         9,902             --             --          9,906
    Exercise of common stock options .................................         5,405             --             --          5,411
    Preferred stock dividends ........................................            --             --         (1,484)        (1,484)
    Sale of common stock .............................................           370             --             --            371
    Net income .......................................................            --             --          5,552          5,552
  Balance, December 31, 1995 .........................................  $    363,822   $     (4,057)  $   (189,169)  $    171,326
    OEI common stock offering ........................................        62,086             --             --         62,192
    Foreign currency translation adjustment ..........................            --           (200)            --           (200)
    Automatic conversion of Series F preferred stock to
       common stock ..................................................           (12)            --             --             --
    UMC common stock offering ........................................       182,617             --             --        182,670
    Exercise of common stock options .................................        19,980             --             --         19,994
    Exercise of warrants .............................................         3,618             --             --          3,621
    Preferred stock dividends ........................................            --             --         (1,531)        (1,531)
    Net income .......................................................            --             --         55,000         55,000
                                                                        ---------------------------------------------------------
  Balance, December 31, 1996 .........................................  $    632,111   $     (4,257)  $   (135,700)  $    493,072
    Foreign currency translation adjustment ..........................            --         (2,582)            --         (2,582)
    OEI common stock offering ........................................       177,674             --             --        177,747
    Common shares issued in exchange for shares tendered from
       a prior acquisition ...........................................            --             --             --             --
    Exercise of common stock options .................................        14,171             --             --         14,181
    Net income .......................................................            --             --         42,919         42,919
                                                                        ---------------------------------------------------------
  Balance, December 31, 1997 .........................................  $    823,956   $     (6,839)  $    (92,781)  $    725,337
                                                                        =========================================================


              The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   YEARS ENDED DECEMBER 31,
                                                                   ---------------------------------------------------------
                                                                     1997        1996        1995         1994        1993
                                                                   ---------   ---------   ---------   ---------   ---------
Cash flows from operating activities:
   Net income (loss) ............................................  $  42,919   $  55,000   $   5,552   $(122,177)  $  11,522
   Adjustments to reconcile net income (loss) to cash
     provided by (used in) operating activities:
     Depreciation, depletion and amortization ...................    248,423     147,643     101,116      91,603      51,184
     Impairment of proved oil and gas properties ................         --          --          --     150,834       5,368
     Amortization of debt issue cost ............................      2,957       2,891       1,783         581         893
     Recognition of deferred revenue on sale of
       production payment .......................................         --          --          --     (23,857)    (18,294)
     Repurchase of production payment interests .................         --          --          --    (107,952)         --
     Prepayment of production payment interests .................         --          --          --          --        (947)
     Sale of production payment interests .......................         --          --          --          --      95,678
     Deferred hedge revenue .....................................       (133)       (470)        204        (565)      1,147
     Deferred income tax provision (benefit) ....................     20,821      24,183      (2,068)    (67,101)     (7,311)
                                                                   ---------   ---------   ---------   ---------   ---------
                                                                     314,987     229,247     106,587     (78,634)    139,240
     Changes in assets and liabilities:
       Increase in receivables ..................................    (17,338)    (42,074)    (16,673)        (91)    (12,274)
       Decrease (increase) in inventory .........................     (1,099)     (7,589)      1,590      (5,666)       (454)
       Increase in payables and accrued liabilities .............     39,418      35,355      14,145       8,483      21,605
       Increase (decrease) in net gas imbalances ................      1,342      (2,233)        729        (328)       (320)
       Other ....................................................      2,365      (3,393)     (1,065)      4,318      (1,562)
                                                                   ---------   ---------   ---------   ---------   ---------
          Net cash provided by (used in) operating activities ...    339,675     209,313     105,313     (71,918)    146,235
                                                                   ---------   ---------   ---------   ---------   ---------
Cash flows from investing activities:
   Additions to oil and gas properties ..........................   (819,465)   (472,021)   (233,038)    (91,728)   (146,785)
   Additions to other property and equipment ....................    (11,018)     (4,074)     (3,346)       (991)     (1,147)
   Net proceeds from the sale of assets .........................     52,855      50,152      78,119       2,376      15,317
   (Increase) decrease in restricted deposits ...................     (2,173)     (2,064)     (1,959)     (1,221)        288
   Increase in other assets .....................................    (23,878)         --          --          --          --
   Corporate acquisitions (net of cash acquired) ................         --          --          --    (129,182)   (141,954)
   Purchase of minority interest ................................         --          --          --      (5,977)         --
                                                                   ---------   ---------   ---------   ---------   ---------
          Net cash used in investing activities .................   (803,679)   (428,007)   (160,224)   (226,723)   (274,281)
                                                                   ---------   ---------   ---------   ---------   ---------
Cash flows from financing activities:
   Repayment of long-term debt ..................................   (594,977)   (403,095)   (418,391)   (145,931)   (198,240)
   Additions to total debt ......................................    826,081     419,052     444,298     418,799     222,399
   Deferred financing costs .....................................     (3,648)     (6,408)     (6,248)     (6,640)     (4,305)
   Net proceeds from issuance of preferred stock ................         --          --      34,906          --      42,304
   Net proceeds from common stock offerings .....................    178,108     245,178         370      52,807      68,681
   Preferred stock dividends ....................................         --      (1,531)     (1,484)         --      (1,498)
   Proceeds from common stock options and
     warrants exercised .........................................      9,428      12,401       2,865       1,405          --
   Repurchase of common stock ...................................         --          --          --      (8,700)         --
   Distributions to stockholders ................................         --          --          --      (1,400)     (2,400)
                                                                   ---------   ---------   ---------   ---------   ---------
          Net cash provided by financing activities .............    414,992     265,597      56,316     310,340     126,941
                                                                   ---------   ---------   ---------   ---------   ---------

Net increase (decrease) in cash and cash equivalents ............    (49,012)     46,903       1,405      11,699      (1,105)
Cash and cash equivalents at beginning of period ................     60,701      13,798      12,393         694       1,799
                                                                   ---------   ---------   ---------   ---------   ---------
Cash and cash equivalents at end of period ......................  $  11,689   $  60,701   $  13,798   $  12,393   $     694
                                                                   =========   =========   =========   =========   =========

             The accompanying notes are an integral part of these
                supplemental consolidated financial statements.

                               OCEAN ENERGY, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 ORGANIZATION

     The accompanying supplemental consolidated financial statements of Ocean Energy, Inc. (OEI or the Company), a Delaware corporation, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission
(SEC).

     The Company is an independent energy company engaged in the exploration, development, production and acquisition of natural gas and crude oil offshore Gulf of Mexico, across North America and in the oil and natural gas producing regions of Cote d'Ivoire, Equatorial Guinea, Pakistan and Bangladesh.

     On March 27, 1998, pursuant to the Agreement and Plan of Merger dated December 22, 1997, United Meridian Corporation (UMC) was merged into the Company (the Merger). As a result of the Merger, each outstanding share of UMC common stock was converted into 1.3 shares of OEI common stock with approximately 46 million shares issued to the shareholders of UMC representing approximately 46% of all of the issued and outstanding shares of OEI. The Company's shareholders received 2.34 shares of OEI shares for each share outstanding immediately preceding the Merger representing approximately 54% of all of the issued and outstanding shares of OEI. The Merger was accounted for as a pooling of interests. Accordingly, the accompanying consolidated financial statements for periods prior to the merger have been restated to combine the historical results of OEI and UMC. All common share data throughout these financial statements have been restated to reflect the impact of the respective stock splits resulting from the Merger.

     The following table represents the results of operations of the previously separate companies before the Merger (in thousands):

                                                  1997        1996       1995      1994         1993
                                               ---------   ---------  ---------  ---------   ---------
Revenue:
     OEI ....................................  $ 292,180   $ 188,451  $ 127,970  $  75,395   $  47,483
     UMC* ...................................    260,014     207,383    115,857     97,141      81,247
                                               ---------   ---------  ---------  ---------   ---------
     Revenue, as reported ...................  $ 552,194   $ 395,834  $ 243,827  $ 172,536   $ 128,730
                                               =========   =========  =========  =========   =========

Net income (loss):
     OEI ....................................  $  37,450   $  20,951  $   3,598  $ (15,875)  $   2,227
     UMC* ...................................     24,770      34,049      1,954   (106,302)      9,295
                                               ---------   ---------  ---------  ---------   ---------
     Net income, before extraordinary item ..     62,220      55,000      5,552   (122,177)     11,522
     Extraordinary item .....................    (19,301)         --         --         --          --
                                               ---------   ---------  ---------  ---------   ---------
     Net income (loss), as reported .........  $  42,919   $  55,000  $   5,552  $(122,177)  $  11,522
                                               =========   =========  =========  =========   =========

Stockholders' Equity:
     OEI ....................................  $ 305,272   $ 105,153  $  19,976  $  16,007   $    (825)
     UMC* ...................................    420,065     387,919    151,350    110,621     154,168
                                               ---------   ---------  ---------  ---------   ---------
                                               $ 725,337   $ 493,072  $ 171,326  $ 126,628   $ 153,343
                                               =========   =========  =========  =========   =========

   * Amount represents UMC converted to the full cost method of accounting for its oil and gas producing activities.

     Certain adjustments were made to the historical results of UMC and OEI to conform the accounting policies and presentation used by the companies, including the conversion of UMC to the full cost method of accounting for its oil and gas producing activities. The effect of these conforming adjustments increased (decreased) UMC's net income (loss) by $5.0 million, $16.6 million, ($0.1) million, ($25.3) million and $20.1 million for the years ended December 31, 1997, 1996, 1995, 1994 and 1993.

     The supplemental consolidated financial statements reflect all adjustments that, in the opinion of management, are necessary for a fair presentation.

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The supplemental consolidated financial statements include the accounts of the Company and its majority-owned affiliates. Interests in joint ventures, limited liability companies and partnerships are accounted for under the proportional consolidation method. All significant intercompany balances and transactions have been eliminated in consolidation.

     Certain reclassifications of amounts previously reported have been made to conform to current year presentation.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

INVENTORY

     The Company conducts a portion of its oil and gas activities with a small group of institutional and corporate investors. In connection therewith, the Company periodically acquires oil and gas properties with the intention of selling a portion of its interests to such investors or industry partners. To the extent those properties are to be resold, costs are carried as a current asset and classified as inventory. No gain or loss is recognized on inventoried properties. At December 31, 1996, 1995, and 1994, costs of properties to be resold included in inventory totaled $39.5 million, $12.4 million and $4.5 million, respectively. The corresponding balance at December 31, 1997 was not significant and no such properties were held at December 31, 1993. The remaining inventory consists of tubular goods and other equipment.

OIL AND GAS PROPERTIES

     The Company's exploration and production activities are accounted for under the full cost method. Under this method, all acquisition, exploration and development costs, including certain related employee costs, incurred for the purpose of finding oil and gas are capitalized. Such amounts include the cost of drilling and equipping productive wells, dry hole costs, lease acquisition costs, delay rentals, and costs related to such activities. Employee costs associated with production operations and general corporate activities are expensed in the period incurred. Transactions involving sales of reserves in place, unless unusually significant, are recorded as adjustments to oil and gas properties. Capitalized costs are limited to the sum of the present value of future net revenues discounted at 10%, net of expected income taxes, related to estimated production of proved reserves and the lower of cost or estimated fair value of unevaluated properties.

     Depreciation, depletion and amortization of oil and gas properties is computed on a country-by-country basis using a unit-of-production method based on estimated proved reserves. All costs associated with evaluated oil and gas properties, including an estimate of future development, restoration, dismantlement and abandonment costs associated therewith, are included in the computation base. A majority of the oil and gas reserves are estimated periodically by independent petroleum engineers. The Company evaluates all unevaluated oil and gas properties on a quarterly basis to determine if any impairment has occurred or if the property has been otherwise evaluated. If a property has been evaluated, or if there is determined to be any impairment, costs related to the particular unevaluated properties are reclassified as an evaluated oil and gas property, and thus subject to amortization if there are proved reserves associated with the related cost center. Otherwise, such impairment will be recognized in the period in which it occurs.

OTHER PROPERTY AND EQUIPMENT

     Other property consists primarily of furniture, office equipment, leasehold improvements and computers. The majority of these assets are depreciated on a straight-line basis with estimated useful lives ranging from three to seven years.

OTHER ASSETS

     Included in other assets at December 31, 1997, is $23.9 million of advance payments for seismic data which will not be received until 1998.

GAS IMBALANCES

     The Company converted to the entitlements method of accounting from the sales method of accounting for gas imbalances. The conversion did not materially impact the Company's results of operations or financial position on a cumulative basis or for any of the periods presented. Under the entitlements method, the Company records as revenue only that portion of gas production sold and allocable to its ownership interest in the related well. Imbalance payables are recorded at historical amounts and imbalance receivables are valued at the lower of (i) the price in effect at the time of production, (ii) the current market value or (iii) the contract price net of selling expenses. Gas imbalances arise when a purchaser takes delivery of more or less gas volume from a well than the Company's actual interest in the production from that well. Such imbalances are reduced either by subsequent recoupment of over-and-under deliveries or by cash settlement, as required by applicable contracts. Under-deliveries are included in Other assets and over-deliveries are included in Deferred credits and other liabilities.

HEDGING

     The Company periodically enters into contracts in order to hedge against the volatility of oil and gas prices. The Company enters into such transactions for the purpose of managing the overall impact of commodity price volatility. These transactions generally take the form of swaps or price collars, and are placed with major financial institutions. The results of such transactions are included as Oil or Gas sales in the Supplemental Consolidated Statement of Income as the related production volumes are sold.

     The Company enters into interest rate hedge contracts from time to time with major financial institutions. These transactions are made to protect against higher future interest costs on the Company's floating rate long-term debt. The results of interest rate hedges are included in Interest and debt expense on the Supplemental Consolidated Statement of Income.

FEDERAL INCOME TAXES

     The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, under which deferred tax assets or liabilities are estimated at the financial statement date based upon
(i) temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements and (ii) net operating loss and tax credit carryforwards for tax purposes.

EARNINGS PER SHARE

     The Company adopted SFAS No. 128, Earnings Per Share, during the fourth quarter of 1997. In accordance with this new pronouncement, basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined on the assumption that outstanding stock options have been converted using the average price for the period. For purposes of computing earnings per share in a loss year, common stock equivalents have been excluded from the computation of weighted average common shares outstanding because their effect is anti-dilutive. Prior period amounts have been restated in accordance with the requirements of the pronouncement.

STATEMENT OF CASH FLOWS

     Cash flows from operating activities for 1997, 1996, 1995, 1994 and 1993, include cash payments for interest of $49.6 million, $42.9 million, $32.9 million, $10.9 million and $6.7 million and income taxes of $1.8 million, $0.4 million, $0.6 million, $0.4 million, and $0.9 million, respectively.

FOREIGN CURRENCY TRANSLATION

     The United States (U.S.) dollar is the functional currency for all international locations except for Canada, which uses the Canadian dollar. The financial position and results of operations attributable to the Company's Canadian operations are translated into U.S. currency in accordance with SFAS No. 52, Foreign Currency Translation. Accordingly, the assets and liabilities of the financial statements are translated using the currency exchange rate in effect at the balance sheet date while the revenues, expenses, gains and losses are translated using the exchange rate for the periods in which they occurred. The effect of such translations are reflected as adjustments to stockholders' equity as shown in the Supplemental Consolidated Statement of Changes in Stockholders' Equity.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 OIL AND GAS PROPERTY COSTS

     Capitalized costs at December 31, 1997, 1996, 1995, 1994 and 1993 relating to the Company's oil and gas activities are shown below (in thousands):

                                                                                                  EQUATORIAL
                                                                                                    GUINEA
                                               UNITED                               COTE           AND OTHER
                                               STATES            CANADA           D'IVOIRE          FOREIGN            TOTAL
                                          ---------------   ---------------   ---------------   ---------------   ---------------
AS OF DECEMBER 31, 1997
 Proved properties .....................  $     1,604,809   $       114,190   $       109,801   $       214,900   $     2,043,700
 Unproved oil and gas interests ........          212,531                48            18,272             1,875           232,726
                                          ---------------   ---------------   ---------------   ---------------   ---------------
 Total capitalized costs ...............        1,817,340           114,238           128,073           216,775         2,276,426
 Less: Accumulated depreciation,
     depletion and amortization ........         (731,275)          (51,396)          (25,984)          (59,228)         (867,883)
                                          ---------------   ---------------   ---------------   ---------------   ---------------
 Net capitalized costs .................  $     1,086,065   $        62,842   $       102,089   $       157,547   $     1,408,543
                                          ===============   ===============   ===============   ===============   ===============

AS OF DECEMBER 31, 1996
 Proved properties .....................  $     1,130,201   $        94,088   $        70,193   $        85,592   $     1,380,074
 Unproved oil and gas interests ........           92,561                50             1,072               889            94,572
                                          ---------------   ---------------   ---------------   ---------------   ---------------
 Total capitalized costs ...............        1,222,762            94,138            71,265            86,481         1,474,646
 Less: Accumulated depreciation,
     depletion and amortization ........         (579,697)          (46,615)          (11,429)          (12,754)         (650,495)
                                          ---------------   ---------------   ---------------   ---------------   ---------------
 Net capitalized costs .................  $       643,065   $        47,523   $        59,836   $        73,727   $       824,151
                                          ===============   ===============   ===============   ===============   ===============

AS OF DECEMBER 31, 1995
 Proved properties .....................  $       915,322   $       101,431   $        54,968   $        16,258   $     1,087,979
 Unproved oil and gas interests ........           29,856                50             1,072               432            31,410
                                          ---------------   ---------------   ---------------   ---------------   ---------------
 Total capitalized costs ...............          945,178           101,481            56,040            16,690         1,119,389
 Less: Accumulated depreciation,
     depletion and amortization ........         (496,826)          (48,253)           (2,367)           (1,893)         (549,339)
                                          ---------------   ---------------   ---------------   ---------------   ---------------
 Net capitalized costs .................  $       448,352   $        53,228   $        53,673   $        14,797   $       570,050
                                          ===============   ===============   ===============   ===============   ===============

AS OF DECEMBER 31, 1994
 Proved properties .....................  $       849,612   $        94,019   $        13,370   $         3,288   $       960,289
 Unproved oil and gas interests ........           24,225             1,469                --               440            26,134
                                          ---------------   ---------------   ---------------   ---------------   ---------------
 Total capitalized costs ...............          873,837            95,488            13,370             3,728           986,423
 Less: Accumulated depreciation,
     depletion and amortization ........         (435,929)          (42,855)               --                --          (478,784)
                                          ---------------   ---------------   ---------------   ---------------   ---------------
 Net capitalized costs .................  $       437,908   $        52,633   $        13,370   $         3,728   $       507,639
                                          ===============   ===============   ===============   ===============   ===============

AS OF DECEMBER 31, 1993
 Proved properties .....................  $       527,783   $        75,907   $         1,759   $            --   $       605,449
 Unproved oil and gas interests ........              623                --                --               761             1,384
                                          ---------------   ---------------   ---------------   ---------------   ---------------
 Total capitalized costs ...............          528,406            75,907             1,759               761           606,833
 Less: Accumulated depreciation
     depletion and amortization ........         (241,723)           (4,360)               --                --          (246,083)
                                          ---------------   ---------------   ---------------   ---------------   ---------------
 Net capitalized costs .................  $       286,683   $        71,547   $         1,759   $           761   $       360,750
                                          ===============   ===============   ===============   ===============   ===============

     Costs incurred during 1997, 1996, 1995, 1994 and 1993 in the Company's oil and gas activities were as follows (in thousands):

                                                                                                     EQUATORIAL
                                                                                                       GUINEA
                                                           UNITED                        COTE         AND OTHER
                                                           STATES         CANADA       D'IVOIRE        FOREIGN       TOTAL
                                                         -----------   -----------   -------------   -----------  -----------
YEAR ENDED DECEMBER 31, 1997
Property acquisition costs:
  Proved ..............................................  $   120,520   $     9,554   $        --     $        --  $   130,074
  Unproved ............................................      105,394         2,423            --              --      107,817
Exploration costs .....................................      139,824         5,811        15,344          89,719      250,698
Development costs .....................................      248,363         9,308        23,462(1)       36,842      317,975
Capitalized interest on unevaluated properties ........       12,802            --            --              --       12,802
Capitalized general and administrative costs ..........        9,037           452           896           4,607       14,992
                                                         -----------   -----------   -----------     -----------  -----------
Total costs incurred ..................................  $   635,940   $    27,548   $    39,702(1)  $   131,168  $   834,358
                                                         ===========   ===========   ===========     ===========  ===========


YEAR ENDED DECEMBER 31, 1996
Property acquisition costs:
   Proved .............................................  $    65,658   $       447   $        --     $        --  $    66,105
   Unproved ...........................................       74,043           865            --             457       75,365
 Properties held for resale ...........................      (37,200)                                                 (37,200)
 Exploration costs ....................................       72,241         1,833         9,253          25,103      108,430
 Development costs ....................................      140,420         4,572         9,369          56,707      211,068
 Capitalized interest on unevaluated properties .......        5,299            --            --           2,109        7,408
 Capitalized general and administrative costs .........        6,360           537           (34)          3,670       10,533
                                                         -----------   -----------   -----------     -----------  -----------
 Total costs incurred .................................  $   326,821   $     8,254   $    18,588     $    88,046  $   441,709
                                                         ===========   ===========   ===========     ===========  ===========

YEAR ENDED DECEMBER 31, 1995
Property acquisition costs:
   Proved .............................................  $    25,443   $       376   $        --     $        --  $    25,819
   Unproved ...........................................        5,413           311            --              --        5,724
 Exploration costs ....................................       36,380         1,375         1,666           9,571       48,992
 Development costs ....................................       79,317         2,519        42,900          19,798      144,534
 Capitalized interest on unevaluated properties .......        3,133            --           749              --        3,882
 Capitalized general and administrative costs .........        4,630           224           497           2,377        7,728
                                                         -----------   -----------   -----------     -----------  -----------
 Total costs incurred .................................  $   154,316   $     4,805   $    45,812     $    31,746  $   236,679
                                                         ===========   ===========   ===========     ===========  ===========

YEAR ENDED DECEMBER 31, 1994
Property acquisition costs:
   Proved .............................................  $    25,572   $       667   $        --     $        --  $    26,239
   Unproved ...........................................       16,702           118            --              --       16,820
 Corporate acquisition cost ...........................      235,914        23,744            --              --      259,658
 Exploration costs ....................................       19,049         2,321           816           1,761       23,947
 Development costs ....................................       42,708         5,014         7,598              --       55,320
 Capitalized interest on unevaluated properties .......          398            48            --              --          446
 Capitalized general and administrative costs .........        1,466            --            83           1,761        3,310
                                                         -----------   -----------   -----------     -----------  -----------
 Total costs incurred .................................  $   341,809   $    31,912   $     8,497     $     3,522  $   385,740
                                                         ===========   ===========   ===========     ===========  ===========

YEAR ENDED DECEMBER 31, 1993
Property acquisition costs:
   Proved .............................................  $   116,955   $        --   $        --     $        --  $   116,955
   Unproved ...........................................          853            --            --              --          853
 Corporate acquisition cost ...........................       78,036        72,104            --              --      150,140
 Exploration costs ....................................        5,192         2,035           272           1,167        8,666
 Development costs ....................................       27,178         2,478         1,517              --       31,173
 Capitalized interest on unevaluated properties .......           --            --            --              --           --
 Capitalized general and administrative costs .........           --            --           403             798        1,201
                                                         -----------   -----------   -----------     -----------  -----------
 Total costs incurred .................................  $   228,214   $    76,617   $     2,192     $     1,965  $   308,988
                                                         ===========   ===========   ===========     ===========  ===========

(1) Amounts do not include $17,229 incurred on a LPG plant in Cote d'Ivoire.

     Capitalized unevaluated costs related primarily to acquisition, lease and seismic costs, the majority of which will be evaluated over a five-year period, were as follows (in thousands):

                                              Balance at        Cost Incurred During The Years Ended December 31,
                                              December 31, ----------------------------------------------------------
                                                  1997        1997        1996        1995        1994        1993
                                               ----------  ----------  ----------  ----------  ----------  ----------
Acquisition costs ...........................  $  163,786  $  108,645  $   35,047  $    3,876  $   14,834  $    1,384
Exploration costs ...........................      38,350      23,845      10,672       3,833          --          --
Development costs ...........................      18,272      18,272          --          --          --          --
Capitalized interest ........................      12,318       8,550       2,685       1,031          52          --
                                               ----------  ----------  ----------  ----------  ----------  ----------
                                               $  232,726  $  159,312  $   48,404  $    8,740  $   14,886  $    1,384
                                               ==========  ==========  ==========  ==========  ==========  ==========

     As part of its on-going operations, the Company continually sells producing and undeveloped reserves and related assets. Significant acquisitions and dispositions for the five years ending December 31, 1997 are discussed below.

1997 TRANSACTIONS

     On March 7, 1997, the Company completed an acquisition of certain interests in various state leases in the Main Pass Block 69 field (the Main Pass Acquisition), offshore Plaquemines Parish, Louisiana, for a net purchase price of $55.9 million. The Main Pass Acquisition included interests situated contiguous to the Company's existing Main Pass 69 holdings acquired from Shell Oil Company, its affiliates and subsidiaries (Shell) in June 1992.

     On October 15, 1997, the Company acquired certain oil and gas interests in various federal leases in the South Pass 61 and 65 fields (the South Pass Properties) from Shell for a net purchase price of $59.9 million. The Company acquired a 50% working interest in the fields and became operator of the properties. The acquisition included interests in 95 producing wells located on approximately 26,250 gross acres. Also on October 15, 1997, the Company entered into an exploratory joint venture agreement with Shell which establishes an Area of Mutual Interest (AMI) covering approximately 240 square miles located in coastal and offshore areas of Plaquemines Parish, Louisiana. Under the terms of the oil and gas exploration agreement, the Company and Shell have agreed to contribute existing leasehold, project inventory and proprietary 3-D seismic data within the AMI. The Company expects the venture to spud the initial exploratory well in 1998.

     In 1997, the Company acquired additional interests in various properties it operates and in which it holds an existing working interest position from several of its institutional partners. The net cost of the additional interests acquired from the Company's institutional partners was approximately $49.6 million. In addition, the Company acquired interests in other North American properties for total consideration of $13.0 million.

     During 1997, the Company sold additional non-strategic North American properties for total proceeds of $19.4 million.

1996 TRANSACTIONS

     On September 26, 1996, the Company acquired from Mobil Oil and Producing Southeast, Inc. (Mobil), certain interests in eleven oil and gas producing fields and related production facilities primarily situated in the shallow federal waters of the central Gulf of Mexico, offshore Louisiana (the Central Gulf Properties), for approximately $117.6 million. At December 31, 1996, one of the eleven Central Gulf Properties was included in Inventory. The subject property was sold on January 3, 1997, for $37.2 million. No gain or loss was recognized on the sale.

     In 1995, the Company agreed to assign to Yukong Limited a portion of its interests in Blocks CI-01 and CI-02 in Cote d'Ivoire and Blocks B, C and D in Equatorial Guinea. Mobil Equatorial Guinea, Inc. subsequently exercised its preferential right to purchase the interest in Block B in lieu of the proposed assignment to Yukong Limited. Under the agreements, the Company received $40.1 million in cash in 1996 and 1995.

     In June 1996, UMC Resources Canada Ltd. (Resources), the Company's wholly-owned Canadian subsidiary, sold all of its interest in the Rocanville area in the province of Saskatchewan, effective May 1, 1996. Net proceeds from the sale were $6.7 million.

     In September 1996, the Company executed an agreement with Shell Exploration Africa B.V. to sell a 55% contract interest in Block CI-105 in Cote d'Ivoire for total cash proceeds of $3.3 million, including $0.9 million relating to reimbursement of certain exploration costs.

     During 1996, the Company sold various other non-strategic North American properties for total proceeds of $22.1 million.

1995 TRANSACTIONS

     In February 1995, the Company sold all of its interest in oil and gas properties in West Virginia, effective January 1, 1995. Net proceeds from the sale were $41.2 million.

     In March 1995, the Company sold all of its interest in the Main Pass 108 offshore Louisiana field effective February 1, 1995. Net proceeds from the sale were $6.9 million.

     In October 1995, the Company and its institutional partners acquired certain oil and natural gas properties at a cost of $58.6 million (approximately $21.3 million net to the Company). The acquired interests relating to one of the institutional partners (in an additional amount of approximately $10.3 million) were included in inventory until January 1996, at which time the partner reimbursed the Company for its proportionate share of the acquisition, including carrying costs. A separate short-term facility was negotiated for the financing of this interest in the properties and was paid at closing in January 1996.

1994 TRANSACTIONS

     On November 15, 1994, the Company completed the acquisition of all outstanding common stock of General Atlantic Resources, Inc. (GARI), 51% of which was purchased for cash of $129.2 million and the remainder of which was acquired in exchange for common stock. The acquisition was accounted for under the purchase method and, as a result, the assets and liabilities of GARI were added to the Company's balance sheet as of September 19, 1994, at amounts that reflect the purchase price of 51% of GARI's equity. On November 15, 1994, the remainder of GARI's equity was acquired by exchange of stock and was recorded as additional basis in the assets acquired.

     On December 28, 1993, Ocean Energy, Inc., a Louisiana corporation (Ocean Louisiana), transferred its interest in substantially all of its oil and gas properties to Ocean Energy LLC (Ocean LLC) in return for an 87.5% ownership interest. The remaining 12.5% was owned by an unrelated party, Franks Petroleum, Inc. (Franks). On December 7, 1994, Ocean Louisiana was merged into a wholly-owned subsidiary of the Company and the Company acquired Franks' interest in Ocean LLC for $6 million and recorded the acquisition using the purchase method.

1993 TRANSACTIONS

     In 1993, the Company acquired the stock of three privately owned oil and gas companies, Norfolk Holdings Inc. (NHI), KPX, Inc. (KPX) and Sterling Energy Limited (SEL). The acquisitions were accounted for under the purchase method. As a result, the assets and liabilities of NHI, KPX and SEL were added to the Company's balance sheet at amounts that reflect the purchase prices rather than the historical costs reported by the acquired companies.

         NHI: On April 30, 1993, the Company purchased for cash the equity of NHI for $119.6 million, including acquisition costs.

         KPX: On June 11, 1993, the Company acquired KPX for $16.6 million with shares of Series E Convertible Preferred Stock (which was converted to Common Stock upon the effective date of the UMC's initial public offering), cash of $0.6 million, warrants to purchase common shares and repayment of $7.3 million of senior bank debt of KPX.

         SEL: On October 29, 1993, the Company purchased the outstanding stock of SEL for $6.9 million.

     On June 11, 1992, the Company acquired Main Pass 69 from Shell for $39.2 million. On June 10, 1993, the Company acquired an interest in the South Pass 24 and 27 fields (the East Bay Fields, and together with the related platforms and facilities, the East Bay Complex) from Shell for $131.9 million. Concurrent with these acquisitions, the Company assigned overriding royalty interests burdening one-eighth of the working interests to a company owned by a stockholder for services rendered in connection with the acquisitions. In addition, the Company sold to Franks a one-eighth working interest subject to the override in return for the assumption of one-eighth of the volumetric production payment liabilities related thereto and, for the East Bay Complex, one-eighth of a note payable to Shell.

     Concurrent with the Main Pass 69 and East Bay Complex acquisitions, the Company sold to Enron Reserve Acquisition Corp. (ERAC) nonrecourse volumetric production payments interests of approximately $36.7 million and $95.7 million, respectively, net of the amounts assumed by Franks. The Company deferred the revenue associated with the sale of these production payment interests because a substantial obligation for future performance existed. Under the terms of the sales, the Company was obligated to deliver the production payment volumes free and clear of lease operating expenses, production taxes, plugging and abandonment and other capital costs. The deferred revenue was amortized on the unit-of-production method and recognized as oil and gas revenues as the associated hydrocarbons were delivered. In addition, under separate agreements, the Company was required to sell all excess production over production payment volumes from the subject properties to an affiliate of ERAC during the same periods.

     In connection with the East Bay Complex production payment, Enron Finance Corp. (Enron) obtained from the Company the right to acquire during a ten-year period commencing January 1, 1996, (or upon a registration of securities), at a nominal cost, a one-eighth working interest in the East Bay Complex or a 9% interest in Ocean LLC (the Enron Option). If the working interest was acquired, it would have been burdened by its share of the production payment. For accounting purposes, the total proceeds received by the Company from ERAC related to the East Bay Complex production payment were allocated between deferred revenue from the sale of the production payment interest ($95.7 million) and a reduction in the full cost pool resulting from the sale of a portion of the Company's interest in East Bay Complex ($7.5 million) based upon the relationship of one-eighth of post-January 1, 1996 reserves to total reserves, as determined at the date of acquisition. The production payment volumes attributed to this interest were 401 MBbls and 1,369 MMcf. Reserve information for 1993 and production payment volumes reflected above are presented net of this one-eight interest. In December 1994, Enron contributed its Enron Option and $1,000 in exchange for 2.3 million shares of the Company's common stock. As a result of the exchange, the Company recorded a $7.5 million increase to oil and gas properties as well as an increase of $7.5 million for the related production payment obligation, both of which were originally reduced from the respective accounts.

     Concurrent with the December 7, 1994 initial public offering (OEI Initial Offerings), the Company repurchased the production payment interests. The cost to acquire the production payment liability exceeded its book value by approximately $15.7 million. This excess represented the difference between the amount paid and the book value of the production payment liability as of December 7, 1994. This excess was recorded as an expense in the period acquired.

NOTE 4 RESTRICTED DEPOSITS

     The Company, as the operator of certain oil and gas properties, is a party to two escrow agreements. The first, related to its interest in the East Bay Fields, requires monthly deposits of $100,000 through June 30, 1998, and $350,000 thereafter until the balance in the escrow account equals $40.0 million unless the Company commits to the plugging and abandonment of a certain number of wells in which case the increase will be deferred. The second agreement, related to its interest in the Main Pass 69 field, required an initial deposit of $250,000 and monthly deposits thereafter of $50,000 until the balance in the escrow account equals $7.5 million. These deposits are to provide for the future plugging and abandonment costs associated with the oil and gas properties. Such funds are restricted as to withdrawal by the agreements. With respect to any specifically planned plugging and abandoning operation, funds are partially released when the Company presents to the escrow agent the planned plugging and abandoning operations approved by the applicable governmental agency, with the balance released upon the presentation by the Company to the escrow agent of evidence from the governmental agency that the operation was conducted in compliance with applicable laws and regulations. The escrow agent for both agreements is an unrelated financial institution. As of December 31, 1997, 1996, 1995, 1994 and 1993, the escrow balances were approximately $8.5 million, $6.3 million, $4.3 million, $2.3 million and $0.9 million (inclusive of Franks' share of $0.1 million), respectively.

NOTE 5 DEBT

     Long-term debt consisted of the following at December 31, 1997, 1996, 1995, 1994 and 1993 (in thousands):

                                                    1997           1996           1995           1994           1993
                                                 ----------     ----------     ----------     ----------    ----------
Revolving credit facility ...................    $   30,500     $       --     $   32,200     $    4,500    $       --
Global credit facility ......................       126,496             --         61,049        237,784        90,299
13 1/2% senior notes ........................           245        125,000        125,000        125,000            --
10 3/8% senior subordinated notes ...........       150,000        150,000        150,000             --            --
9 3/4% senior subordinated notes ............       159,230        159,142             --             --            --
8 7/8% senior subordinated notes ............       199,677             --             --             --            --
Cote d'Ivoire project loan ..................            --             --         35,000             --            --
Note payable to shareholder .................            --             --             --         10,000            --
Note payable to Shell .......................            --             --         15,184         14,290        13,448
Other .......................................         7,061          7,858          2,042          2,099         1,850
                                                 ----------     ----------     ----------     ----------    ----------
                                                    673,209        442,000        420,475        393,673       105,597
Less:  current maturities ...................          (911)        (1,026)        (3,984)            --            --
                                                 ----------     ----------     ----------     ----------    ----------
                                                 $  672,298     $  440,974     $  416,491     $  393,673    $  105,597
                                                 ==========     ==========     ==========     ==========    ==========

     Current maturities of long-term debt at December 31, 1997 by calendar year are as follows (in thousands):

1998.................................................................................................    $         911
1999.................................................................................................              911
2000.................................................................................................           31,411
2001.................................................................................................              911
2002.................................................................................................          127,407
Thereafter...........................................................................................          511,658
                                                                                                         -------------
                                                                                                         $     673,209
                                                                                                         =============

OEI CREDIT FACILITY

     Concurrent with the closing of the Merger on March 27, 1998, the Company entered into a $750.0 million five-year unsecured revolving credit facility (OEI Credit Facility) which combines and replaces both the Revolving Credit Facility and the Global Credit Facility discussed below. As of March 1998, the OEI Credit Facility provides a $600.0 million initial borrowing base. As of March 31, 1998, total borrowings outstanding against the facility were approximately $265.0 million, leaving approximately $335.0 million of available credit.

REVOLVING CREDIT FACILITY

     The Revolving Credit Facility, governed by the Second Amended and Restated Credit Agreement among Ocean Energy, Inc. and The Chase Manhattan Bank (Chase), as Agent, (the Credit Agreement), was a three year term facility maturing on October 31, 2000, unless the maturity date was extended in accordance with the Credit Agreement. The banks associated with the Credit Agreement committed to a $250.0 million facility and a $200.0 million borrowing base.

    At the Company's option, borrowings under the Revolving Credit Facility bore interest either at the base rate (the higher of the federal funds rate plus 0.5% per annum or the Agent's prime commercial lending rate) or the London Interbank Offered Rate (LIBOR), in the latter case plus an applicable margin of 125 to 175 basis points, depending upon the percentage of usage on the Revolving Credit Facility. As of December 31, 1997, the Company had no outstanding letters of credit under its Revolving Credit Facility.

GLOBAL CREDIT FACILITY

     As of January 1997, the Global Credit Facility provided a borrowing base amount of $200.0 million. During March 1997, the Company expanded the Global Credit Facility to $300.0 million with an initial borrowing base of $275.0 million. In November 1997, the borrowing base was increased to $300.0 million.

     The Global Credit Facility, which was with a group of commercial banks, consisted of two parts: (i) a credit facility among the Company, certain of its subsidiaries and certain lenders (the U.S. Lenders) pursuant to which the U.S. Lenders agreed to make a portion of the Global Credit Facility (subject to Borrowing Base limitations) available to the Company (U.S. Credit Facility) and
(ii) a credit facility between the Company and certain lenders (the Canadian Lenders) pursuant to which the Canadian Lenders agreed to make the remaining part of the Global Credit Facility (subject to aggregate Borrowing Base limitations under the U. S. Credit Facility and a specific Canadian Borrowing Base sub-limit) available to the Company (the Canadian Credit Facility). The amount of the Borrowing Base, which governed the aggregate Global Credit Facility jointly under both the U.S. Credit Facility and the Canadian Credit Facility, and the sub-limit on the portion of the Global Credit Facility made by the Canadian Lenders, were both determined on an annual basis jointly by the U.S. Lenders and the Canadian Lenders.

     The Global Credit Facility had a term of five years with amortization of the Borrowing Base to begin in 1999, unless extended or modified by the Company and the commercial banks. At December 31, 1997, the Company had outstanding loans thereunder of approximately $126.5 million.

     During 1997, 1996, 1995, 1994 and 1993, the Global Credit Facility provided the Company with various interest rate options based upon prime and LIBOR rates.

13 1/2% SENIOR NOTES

     On December 7, 1994, in conjunction with the OEI Initial Offerings, the Company completed an offering of $125.0 million of 13 1/2% Senior Notes due December 1, 2004, (the 13 1/2% Notes). Interest was payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1995. On July 22, 1997, the Company amended the indenture governing its 13 1/2% Notes and purchased approximately $124.8 million of the $125.0 million in original principal amount of the 13 1/2% Notes for approximately $151.5 million. This purchase resulted in an extraordinary charge of $19.3 million, net of a deferred tax benefit of $11.6 million. The extraordinary charge represented the difference between the purchase price and related expenses and the net carrying value of the 13 1/2% Notes.

10 3/8% SENIOR SUBORDINATED NOTES

     On October 30, 1995, the Company completed a public offering of $150.0 million of 10 3/8% Senior Subordinated Notes (10 3/8% Notes) due 2005 at an initial price of 99.5% of face value. Proceeds of $144.9 million (after deducting underwriting discounts, commission and expenses of the offering) were used to reduce debt under the Global Credit Facility. Interest is payable semiannually on April 15 and October 15 of each year, commencing April 15, 1996. The 10 3/8% Notes are general unsecured senior obligations of the Company and are guaranteed by Ocean Louisiana, but are subordinate to the OEI Credit Facility. The 10 3/8% Notes are redeemable at the option of the Company, in whole or in part, at anytime after October 15, 2000 at certain premiums to face value.

9 3/4% SENIOR SUBORDINATED NOTES

     On September 26, 1996, the Company completed the offering of 9 3/4% Senior Subordinated Notes due 2006 (9 3/4% Notes) at a discount for net proceeds of approximately $154.0 million (after offering costs). Interest on the 9 3/4% Notes is payable semi-annually on April 1 and October 1 of each year. The 9 3/4% Notes are general unsecured senior obligation of the Company and are guaranteed by Ocean Louisiana, but are subordinate to the OEI Credit Facility. Proceeds to the Company were used primarily to complete the acquisition of the Central Gulf Properties.

8 7/8% SENIOR SUBORDINATED NOTES

     On July 2, 1997, the Company completed the offering of 8 7/8% Senior Subordinated Notes due 2007 (8 7/8% Notes) at a discount for proceeds of approximately $195.2 million (after offering costs). Interest is payable semi-annually on January 15 and July 15 of each year. The 8 7/8% Notes are general unsecured senior obligation of the Company and are guaranteed by Ocean Louisiana, but are subordinate to the OEI Credit Facility. Proceeds to the Company were used primarily to finance the purchase of the 13 1/2% Notes and to repay outstanding indebtedness under the Revolving Credit Facility.

COTE D'IVOIRE PROJECT LOAN

     In July 1995, a subsidiary of the Company entered into the Cote d'Ivoire Facility with the International Finance Corporation (IFC) in connection with the development of Block CI-11 offshore Cote d'Ivoire. As of December 31, 1995, $35.0 million was outstanding under the Cote d'Ivoire Facility. In November 1996, the Cote d'Ivoire Facility was purchased by the Company, paying off the IFC in full with a portion of the proceeds of the November 1996 offering of common stock.

NOTE PAYABLE TO SHAREHOLDER

     In February 1994, the Company agreed to reacquire 2,340 shares of stock from a former shareholder for $10.0 million (two notes in the amount of $5.0 million each). The notes were due March 1, 1995, bore interest and were payable monthly, at an annual rate of 8%. The payment of these notes was made on March 1, 1995, using funds drawn on the Revolving Credit Facility and, as such, has been classified as long-term debt at December 31, 1994.

NOTE PAYABLE TO SHELL

     In connection with the acquisition of the East Bay Complex in June 1993, the Company acquired a note payable to Shell of $13.0 million (the Shell Note). Accrued interest on the Shell Note was $2.2 million, $1.3 million and $0.4 million at December 31, 1995, 1994 and 1993, respectively. The Shell Note was repaid on March 29, 1996.

OTHER LONG-TERM DEBT

     Havre Pipeline Company LLC, a limited liability corporation in which the Company had a 56% interest at December 31, 1997, entered into a credit agreement (Havre Credit Agreement) which provided a Term Loan due September 30, 2005. The Company's proportionate share outstanding at December 31, 1997 is $7.1 million, including current maturities. Principal installments are due at the end of each quarter. Additional principal payments may be required under the Havre Credit Agreement if operating cash flows of the limited liability corporation exceed predetermined levels.

     Unsecured Notes payable in the amount of $1.9 million were outstanding at December 31, 1995 and 1994. These notes were paid in full in August 1996. A promissory note to Union Planters Bank was collateralized by a company-owned seaplane and bore interest at the Wall Street Prime rate. The balance of the note was paid February 10, 1997. A capital lease from Green Tree Vendor Services Corp. in the amount of $0.1 million was collateralized by certain computer equipment and paid in August 1997.

     On June 11, 1994, Ocean LLC entered into two loan agreements with Joint Energy Development Investments Limited Partnership (JEDI), a venture between California Public Employees Retirement System and Enron Capital Corporation. The first was a $20.0 million term loan, bearing interest at 12.5% payable monthly, maturing on June 11, 1997. The second loan, the development loan, provided for draws up to a maximum of $40.0 million, bearing interest at 15% payable monthly. In connection with this loan, the Company conveyed to JEDI a 20% overriding royalty interest (defined to be net of production costs) on certain unevaluated interests which commenced upon payment in full of the development loan. This interest was purchased from JEDI in December 1994, for $4.25 million. Proceeds from the OEI Initial Offerings were used to repay these loans in December 1994.

OTHER DISCLOSURES

     Effective January 18, 1994, the Company entered into five-year fixed LIBOR interest rate swap contracts that provide for fixed interest rates to be realized on notional amounts of $30.0 million in 1994 and $45.0 million from 1995 through 1998. The agreement includes varying annual fixed interest rates ranging from 3.66% in 1994 to 6.40% in 1998, plus interest rate margins. In 1995 and 1996, the Company had in place a two-year LIBOR interest rate cap contract on an additional notional amount of $45.0 million at interest rate caps of 7.60% and 8.30%, respectively, plus interest rate margins.

NOTE 6 CAPITAL STOCK

COMMON STOCK

     In 1997, the Company adopted a shareholder rights plan (the Rights Plan), pursuant to which preferred stock purchase rights (the Rights) have been distributed to holders of the Company's common stock. The Rights Plan is designed to deter coercive takeover tactics and to prevent an acquirer from attempting to gain control of the Company without negotiating with the Board of Directors. The Company is not aware of any effort to acquire control of the Company, but adopted the Rights Plan concurrently with its execution of the Agreement and Plan of Merger.

     The Rights will expire on December 22, 2007. The Rights will be exercisable only if a person acquires beneficial ownership of 15 percent or more of the Company's common stock (an Acquiring Person), or commences a tender offer which would result in ownership of 15 percent or more of such stock. Under the Rights Plan, one Right to purchase one one-hundredth of a share of a new series of junior preferred stock of the Company at an exercise price of $240.00 per one one-hundredth of a share (subject to adjustment) was issued for each outstanding share of the Company's common stock held at the close of business on January 9, 1998 (the Record Date).

     Under certain circumstances, the Rights "flip in" and enable the holders (other than an Acquiring Person) to buy the Company's common stock at a 50 percent discount. Under other circumstances, the Rights "flip over" and entitle the holders (other than an Acquiring Person) to buy shares of the acquirer's common stock at a 50 percent discount.

     The Company will generally be entitled to redeem the Rights in whole, but not in part, at $0.001 per Right payable in cash or common stock, subject to adjustment, at any time until 10 business days (subject to extension) after the first public announcement that an Acquiring Person has become such.

     The Company has authorized 250,000,000 shares of common stock, 8,000,000 shares of preferred stock and 2,000,000 shares of junior preferred stock.

     The following table summarizes the calculation of annual weighted average common shares outstanding for purposes of the computations of earnings per share (in thousands):

                                                                                YEARS ENDED DECEMBER 31,
                                                                   -------------------------------------------------
                                                                     1997       1996     1995      1994       1993
                                                                   --------   -------   -------  --------   --------
Shares outstanding from beginning of period .....................    91,742    71,799    71,138    67,936     26,669

Exercise of stock options and warrants ..........................       600       795       277     1,002         --

Adjustment to reflect 1 for 2 reverse stock split ...............        --        --        --        --     (3,683)

Conversion of Series F Preferred Stock ..........................        --     1,043        --        --         --

Common shares issued in July 1993 offering ......................        --        --        --        --      2,539

Common shares issued in December 1994 offering ..................        --        --        --     1,039         --

Issuance of common stock ........................................        --        --        --        --      9,653

Repurchase of common stock ......................................        --        --        --   (14,494)        --

Common shares issued upon conversion of preferred stock .........        --        --        --        --      8,842

Common shares issued in connection with exercise
    of underwriters' over allotment .............................        --        --        91        --         --

Common shares issued - bonus shares .............................        --        --         9        --         --

Common shares issued in November 1997 offering ..................       973        --        --        --         --

Common shares issued in March 1996 offering .....................        --     8,258        --        --         --

Common shares issued in November 1996 offering ..................        --       789        --        --         --
                                                                   --------   -------   -------  --------   --------

Weighted average number of common shares outstanding ............    93,315    82,684    71,515    55,483     44,020

Common stock equivalents of stock options and warrants ..........     3,331     3,221     1,890        --        755
                                                                   --------   -------   -------  --------   --------

Weighted average number of common shares and
   common share equivalents outstanding .........................    96,646    85,905    73,405    55,483     44,775
                                                                   ========   =======   =======  ========   ========

NOTE 7 INCOME TAXES

     Under the provisions of SFAS No. 109, the components of the net deferred income tax assets and liabilities recognized in the Company's Supplemental Consolidated Balance Sheet at December 31, 1997, 1996, 1995, 1994 and 1993 were as follows (in thousands):

                                                        1997                                       1996
                                     -----------------------------------------   -----------------------------------------
                                     FEDERAL    FOREIGN     STATE       TOTAL    FEDERAL    FOREIGN     STATE       TOTAL
                                     --------   --------   --------   --------   --------   --------   --------   --------
Deferred tax assets -
  Net operating loss
    carryforward ..................  $ 42,952   $ 16,774   $  4,956   $ 64,682   $ 44,424   $ 13,115   $  5,544   $ 63,083
  Percentage depletion
    carryforward ..................     2,508         --        131      2,639      2,333         --        229      2,562
  Investment tax credit
    carryforward ..................       989         --         --        989      1,720         --         --      1,720
  Alternative minimum tax
    credit carryforward ...........     3,964         --         --      3,964      3,662         --         --      3,662
  Deferred foreign tax
    credit carryforward ...........       920         --         --        920      3,790         --         --      3,790
  Other ...........................        79         --          4         83         50         --          4         54
  Valuation allowance .............    (2,971)        --        (70)    (3,041)    (3,551)        --       (151)    (3,702)
                                     --------   --------   --------   --------   --------   --------   --------   --------
                                       48,441     16,774      5,021     70,236     52,428     13,115      5,626     71,169
                                     --------   --------   --------   --------   --------   --------   --------   --------
Deferred tax liabilities -
  Excess of basis in oil
    and gas properties
    for financial reporting
    purposes over the tax
    basis .........................    45,760     25,436      5,911     77,107     31,521     25,332      5,526     62,379
  Other ...........................     1,186         --      1,425      2,611      1,186         --      1,330      2,516
                                     --------   --------   --------   --------   --------   --------   --------   --------
                                       46,946     25,436      7,336     79,718     32,707     25,332      6,856     64,895
                                     --------   --------   --------   --------   --------   --------   --------   --------
Net deferred tax asset
    (liability) ...................     1,495     (8,662)    (2,315)    (9,482)    19,721    (12,217)    (1,230)     6,274
Current portion of deferred
  tax assets classified as
  current asset ...................     1,365         --        182      1,547      2,836         --          3      2,839
                                     --------   --------   --------   --------   --------   --------   --------   --------
Total non-current deferred tax
  asset (liability) ...............  $    130   $ (8,662)  $ (2,497)  $(11,029)  $ 16,885   $(12,217)  $ (1,233)  $  3,435
                                     ========   ========   ========   ========   ========   ========   ========   ========

                                                       1995                                         1994
                                     -----------------------------------------   -----------------------------------------
                                     FEDERAL    FOREIGN     STATE       TOTAL    FEDERAL    FOREIGN     STATE       TOTAL
                                     --------   --------   --------   --------   --------   --------   --------   --------
Deferred tax assets -
  Net operating loss
    carryforward ..................  $ 44,135   $  5,338   $  4,037   $ 53,510   $ 57,385   $     --   $  3,791   $ 61,176
  Percentage depletion
    carryforward ..................     2,158         --        174      2,332      1,983         --        172      2,155
  Investment tax credit
    carryforward ..................     2,619         --         --      2,619      3,447         --         --      3,447
  Alternative minimum tax
    credit carryforward ...........     3,276         --         --      3,276      2,634         --         --      2,634
  Deferred foreign tax
    credit carryforward ...........     1,138         --         --      1,138         --         --         --         --
  Other ...........................       891         --         51        942      3,695                    81      3,776
  Valuation allowance .............    (4,257)        --        (79)    (4,336)    (5,645)        --       (105)    (5,750)
                                     --------   --------   --------   --------   --------   --------   --------   --------
                                       49,960      5,338      4,183     59,481     63,499         --      3,939     67,438
                                     --------   --------   --------   --------   --------   --------   --------   --------
Deferred tax liabilities -
  Excess of basis in oil
    and gas properties
    for financial reporting
    purposes over the tax
    basis .........................    16,176     13,743      3,659     33,578     32,997      6,801      4,372     44,170
  Other ...........................     1,253         --      1,985      3,238      1,298         --      1,087      2,385
                                     --------   --------   --------   --------   --------   --------   --------   --------
                                       17,429     13,743      5,644     36,816     34,295      6,801      5,459     46,555
                                     --------   --------   --------   --------   --------   --------   --------   --------
Net deferred tax asset
    (liability) ...................    32,531     (8,405)    (1,461)    22,665     29,204     (6,801)    (1,520)    20,883
Current portion of deferred
  tax assets classified as
  current asset ...................     3,727         --        148      3,875     15,000         --        498     15,498
                                     --------   --------   --------   --------   --------   --------   --------   --------
Total non-current deferred tax
  asset (liability) ...............  $ 28,804   $ (8,405)  $ (1,609)  $ 18,790   $ 14,204   $ (6,801)  $ (2,018)  $  5,385
                                     ========   ========   ========   ========   ========   ========   ========   ========

                                                                  1993
                                               -----------------------------------------
                                               FEDERAL    FOREIGN      STATE     TOTAL
                                               --------   --------   --------   --------
Deferred tax assets -
  Net operating loss carryforward ...........  $ 45,605   $     --   $  3,112   $ 48,717
  Excess of tax basis in stock of Canadian
    subsidiary over basis for financial
    reporting purposes ......................     4,690         --         --      4,690
  Percentage depletion carryforward .........     1,808         --        148      1,956
  Investment tax credit carryforward ........     3,052         --         --      3,052
  Alternative minimum tax credit
   carryforward .............................     1,091         --         --      1,091
  Deferred foreign tax credit carryforward...
  Other .....................................     2,204         --        118      2,322
  Valuation allowance .......................    (4,361)        --       (393)    (4,754)
                                               --------   --------   --------   --------
                                                 54,089         --      2,985     57,074
                                               --------   --------   --------   --------
Deferred tax liabilities -
  Excess of basis in oil and gas
    properties for financial reporting
    purposes over the tax basis .............    22,243     16,803      3,907     42,953
  Other .....................................     1,186         --        921      2,107
                                               --------   --------   --------   --------
                                                 23,429     16,803      4,828     45,060
                                               --------   --------   --------   --------
Net deferred tax asset (liability) ..........    30,660    (16,803)    (1,843)    12,014
Current portion of deferred tax assets
    classified as current asset .............     3,569         --        103      3,672
                                               --------   --------   --------   --------
Total non-current deferred tax asset
    (liability)..............................  $ 27,091   $(16,803)  $ (1,946)  $  8,342
                                               ========   ========   ========   ========

       As of December 31, 1997 and 1996, the Company and its subsidiaries had U.S. federal net operating loss (NOL) carryforwards of approximately $122.7 million and $127.0 million, respectively, and Equatorial Guinea NOL carryforwards of approximately $67.0 million and $52.0 million, respectively. The Company's Canadian subsidiary also had $32.2 million and $17.6 million in Canadian Tax Pool carryforwards as of December 31, 1997 and 1996, respectively.

       The Company is subject to taxation under the laws of Cote d'Ivoire, Equatorial Guinea and other foreign jurisdictions. Income taxes in these jurisdictions will be taken as a credit or deduction against the Company's United States tax liability.

       Management believes the Company will realize the benefit of all NOLs. Accordingly, the Company has recognized a deferred tax asset relating to these carryforwards. The U.S. federal NOLs expire as follows (in thousands):

         1998................................................................  $        --
         1999................................................................          400
         2000................................................................       23,900
         2001................................................................       16,500
         2002................................................................        6,300
         2003................................................................        1,200
         2004................................................................       19,400
         2005................................................................        3,200
         Beyond 2005.........................................................       51,800
                                                                               -----------
                                                                               $   122,700
                                                                               ===========

       For federal income tax purposes, certain limitations are imposed on an entity's ability to utilize its NOLs in future periods if a "change of control", as defined for federal income tax purposes, has taken place. In general terms, the limitation on utilization of NOLs and other tax attributes during any one year is determined by the value of an acquired entity at the date of the "change of control" multiplied by the then-existing long-term, tax-exempt interest rate. The manner of determining an acquired entity's "value" has not yet been addressed by the Internal Revenue Service. The Company has determined that, for federal income tax purposes, a "change of control" occurred as a result of the stock purchases made by the Company's shareholders, and future utilization of NOLs will be limited in the manner described above. The use of NOLs acquired as a result of corporate acquisitions were already subject to limitations computed at the time of each acquisition. While the effect of such limitations may be to defer the use of existing NOL carryforwards, the Company does not believe such limitations will impact the Company's ability to fully utilize the NOLs.

       As of December 31, 1997, 1996, 1995, 1994 and 1993, the Company and its subsidiaries had investment tax credit carryforwards of approximately $1.0 million, $1.7 million, $2.6 million, $3.4 million and $3.0 million, respectively. To the extent not utilized, these carryforwards will expire in the years 1998 through 2001. For purposes of computing the net deferred tax liability as of December 31, 1997, 1996, 1995, 1994 and 1993, none of these carryforwards were utilized.

       The components of the Income tax provision (benefit) recognized on the Supplemental Consolidated Statement of Income are as follows (in thousands):

                                                      1997          1996          1995            1994           1993
                                                   ----------    ----------     ----------     ----------     ----------
Current taxes -
   Federal ....................................    $      169    $      455     $      340     $     (323)    $      264
   Foreign ....................................         4,716            98           (370)           409            492
   State ......................................         1,335           232            362            (61)           375
                                                   ----------    ----------     ----------     ----------     ----------
                                                        6,220           785            332             25          1,131
                                                   ----------    ----------     ----------     ----------     ----------
Deferred taxes -
   Federal ....................................        28,278        21,769         (3,116)       (49,711)        (2,280)
   Foreign ....................................         5,408         3,888          1,113        (12,524)           955
   State ......................................         1,086          (227)           (65)        (4,866)          (618)
                                                   ----------    ----------     ----------     ----------     ----------
                                                       34,772        25,430         (2,068)       (67,101)        (1,943)
                                                   ----------    ----------     ----------     ----------     ----------
Total income tax provision (benefit) ..........    $   40,992    $   26,215     $   (1,736)    $  (67,076)    $     (812)
                                                   ==========    ==========     ==========     ==========     ==========

     The following is a reconciliation of the income tax provision (benefit) computed by applying the federal statutory income tax rate to net income (loss) before income taxes to the Income tax provision (benefit) shown on the Supplemental Consolidated Statement of Income (in thousands):

                                                                      1997        1996        1995        1994        1993
                                                                    --------    --------    --------    --------    --------
Income tax provision (benefit) computed at the
     federal statutory rate of 35% ..............................   $ 36,125    $ 28,425    $  1,336    $(66,239)   $  3,749
State and local taxes (net of federal effect) ...................      1,430        (610)       (340)     (2,785)       (213)
Foreign income taxes (net of federal effect) ....................      2,977          --          --          --          --
Tax effect of:
    Provision (benefit) for net book deductions not
       available for tax due to differences in book/tax
       basis ....................................................        329         499        (677)      4,956      (2,866)
    Excess of taxes on foreign income over federal
       statutory rate ...........................................         43         291         165         381         475
    Benefit of deferred foreign tax credit carryforward .........         --          --      (1,138)         --          --
    Provision (benefit) resulting from adjustments
       from estimate to actual in estimating taxable income .....        459      (2,139)       (181)     (6,227)       (901)
    Increase attributable to non-taxable period .................         --          --          --       1,622          --
    Alternative minimum tax credit carryforward benefit .........       (151)       (193)       (321)        141        (546)
    Increase in tax rate ........................................         --          --          --          --        (482)
    Other .......................................................       (220)        (58)       (580)      1,075         (28)
                                                                    --------    --------    --------    --------    --------
Income tax provision (benefit) ..................................   $ 40,992    $ 26,215    $ (1,736)   $(67,076)   $   (812)
                                                                    ========    ========    ========    ========    ========

NOTE 8 EMPLOYEE BENEFIT PLANS

STOCK OPTION PLANS

    At December 31, 1997, the Company had six non-qualified stock option plans:

                                                                     AUTHORIZED                    AVAILABLE
                                                                       SHARES      OUTSTANDING    FOR ISSUANCE
                                                                   -------------   ------------   ------------
1987 Employee Plan ..............................................      2,210,000        758,874             --
1994 Employee Plan ..............................................      5,265,000      2,567,378      1,494,164
1994 Outside Directors Plan .....................................        325,000        195,000        126,100
1994 Long Term Incentive Plan ...................................      3,510,000      3,024,852          1,114
1996 Long Term Incentive Plan ...................................      2,340,000      1,064,700      1,275,300
Long Term Incentive Plan for Non-Executive Employees ............             --      1,723,796             --
                                                                   -------------   ------------   ------------
                                                                      13,650,000      9,334,600      2,896,678
                                                                   =============   ============   ============

    The plans provide that directors, officers and key employees may be awarded options to purchase Common Stock of the Company at a price equal to the market value of OEI Common Stock on the award date. New options granted will vest over a three-year period. As a result of the Merger, virtually all options outstanding became fully vested and are exercisable by the optionees. The following table reflects summarized information about stock options outstanding at December 31, 1997:

                                           Options Outstanding                     Options Exercisable
                              -------------------------------------------     -----------------------------
                                                Weighted
                                                 Average        Weighted                         Weighted
                                 Number         Remaining        Average         Number           Average
      Range of                Outstanding     Contractual       Exercise      Exercisable        Exercise
  Exercise Price              at 12/31/97    Life (in years)     Price        at 12/31/97          Price
-----------------             -----------    ---------------   ----------     -----------        ---------
$ 2.00 to $ 6.75                2,912,587          6.9            $ 4.67        2,388,570          $ 4.55
$ 7.60 to $12.00                2,481,609          6.6            $ 9.11        1,285,757          $ 8.83
$13.80 to $18.37                1,621,230          9.0            $16.03          233,379          $13.92
$19.50 to $29.25                1,985,074          9.7            $21.84           14,300          $22.69
$33.90 to $36.55                  334,100          9.8            $33.99          245,050          $33.95
                              -----------                                      ----------
                                9,334,600                                       4,167,056
                              ===========                                      ==========

         A summary of actual options granted and exercised follows:

                                              1997           1996            1995
                                          -----------    ------------    -----------
Option shares outstanding -
      Beginning of year ...............     8,090,322       7,592,666      5,649,885
      Granted .........................     2,423,590       2,510,690      2,584,010
      Exercised .......................    (1,111,886)     (1,393,281)      (556,860)
      Canceled ........................       (67,426)       (619,753)       (84,369)
                                          -----------    ------------    -----------
      End of year .....................     9,334,600       8,090,322      7,592,666
                                          ===========    ============    ===========

Shares available for grant at end of
year ..................................     2,896,678         678,687        928,895
Shares exercisable at end of year .....     4,167,056       3,237,673      3,304,164
Average price of options exercised
   during the year ....................   $      7.07    $       5.78    $      5.15
Average exercise price of options
   outstanding at end of year .........   $     12.34    $       9.30    $      6.36
Weighted average fair value of options
   granted during the year ............   $     10.56    $       7.78    $      2.81
Weighted average exercise price for
   options granted during the year ....   $     20.87    $      15.49    $      6.29


    The Company accounts for these plans under APB Opinion No. 25, Accounting for Stock Issued to Employees, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS 123, Accounting for Stock-Based Compensation, the Company's reported net income and earnings per share would have been adjusted to the following pro forma amounts (in thousands, except per share amounts):

                                                                     December 31,
                     ----------------------------------------------------------------------------------------------------------
                                     1997                                1996                                1995
                     ----------------------------------   ---------------------------------   ---------------------------------
                         As         Basic      Diluted       As         Basic      Diluted       As         Basic      Diluted
                      Reported    Pro Forma   Pro Forma   Reported    Pro Forma   Pro Forma   Reported    Pro Forma   Pro Forma
                      ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income before
 extraordinary item   $  62,220   $  55,302   $  55,244   $  55,000   $  50,676   $  50,647   $   5,552   $   5,099   $   5,087

Net income after
 extraordinary item   $  42,919   $  36,001   $  35,943   $  55,000   $  50,676   $  50,647   $   5,552   $   5,099   $   5,087

Earnings per common
 share before
 extraordinary item
    Basic             $    0.67   $    0.59               $    0.65   $    0.60               $    0.06   $    0.05
    Diluted           $    0.64               $    0.57   $    0.62               $    0.58   $    0.06               $    0.05

Earnings per common
 share after
 extraordinary item
    Basic             $    0.46   $    0.39               $    0.65   $    0.60               $    0.06   $    0.05
    Diluted           $    0.44               $    0.37   $    0.62               $    0.58   $    0.06               $    0.05


    The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model, with the following assumptions used for grants in 1997, 1996 and 1995, respectively; risk-free interest rates of 6.16% to 6.83%, 5.40% to 6.76% and 5.58% to 7.13%; expected dividend yields of 0%, 0% and 0%; expected lives of 5.0 years to 6.5 years, 5.0 years to 6.5 years and
5.0 years to 6.5 years; and, expected volatility of 42.67% to 54.13%, 39.34% to 43.14% and 35.07% to 45.53%.

SAVINGS PLAN

     The Company maintains a defined contribution savings plans for the benefit of its U.S. employees. During 1997, 1996 and 1995, the Company made contributions to the Plans on behalf of all participants totaling $1.6 million, $1.3 million, and $1.2 million, respectively.

     Resources maintains a separate group savings plan for its employees. During 1997, 1996 and 1995, this subsidiary contributed $76,000, $67,000 and $63,000, respectively, to the Plan for the benefit of its employees.

NOTE 9  MAJOR CUSTOMERS

     The Company markets its oil and gas production to numerous purchasers under a combination of short and long-term contracts. During 1997, 1996 and 1995, Shell Oil Company accounted for 21%, 28% and 33%, respectively, of the Company's oil and gas revenues. Mobil Sales and Supply Corporation accounted for 15% of the Company's oil and gas revenues in 1997 as the purchaser of the Company's production in Equatorial Guinea. In addition, during 1994 and 1993, Enron Corp., its subsidiaries and affiliates, accounted for 49% and 42% of the Company's oil and gas revenues. Murphy Oil USA, Inc. accounted for 10% of the Company's oil and gas revenues in 1995. During 1997, 1996, 1995, 1994 and 1993, the Company had no other purchasers that accounted for greater than 10% of its oil and gas revenues. The Company believes that the loss of any single customer would not have a material adverse effect on the results of operations of the Company.

NOTE 10  COMMITMENTS AND CONTINGENCIES

     The Company, as working interest owner, is responsible for payment of its share of plugging and abandonment costs on its properties. As of December 31, 1997, the total estimate of these costs on the Company's oil and gas properties was approximately $152.8 million, estimated to be incurred through the year 2007. The estimates of plugging and abandonment costs and their timing may change due to many factors including, among others, actual production results, inflation rates, and changes in environmental laws and regulations.

     In August 1993, the Minerals Management Service (MMS) provided notice to lessees of Outer Continental Shelf (OCS) leases that new levels of lease and area wide bonds would be required effective November 26, 1993, in connection with the plugging and abandoning of wells located offshore and the removal of all production facilities. The coverage is designed to reflect an appropriate balance between encouraging the maximum economic recovery of oil and natural gas from federal offshore leases while providing the federal government an adequate level of protection in the event the lessee defaults on its obligations to properly abandon lease wells and remove platforms and other structures from the property.

     The MMS requires lessees of OCS properties to post bonds in connection with the plugging and abandonment of wells located offshore and the removal of all production facilities. Operators in the OCS waters of the Gulf of Mexico are currently required to post area wide bonds of $3.0 million or $500,000 per producing lease and supplemental bonds at the discretion of the MMS. On January 17, 1995, the Company entered into an agreement with Planet Indemnity Company (Planet) whereby Planet agreed to issue $11.7 million of MMS surety bonds for the Company and the Company agreed to post collateral for same in favor of Planet. The collateral includes a mortgage on the Company's federal OCS leases in the amount of $8.2 million, a letter of credit for $2.0 million and a pledge of certain rights to escrowed funds. The Company has posted with the MMS an area wide bond of $3.0 million and supplemental bonds totaling $17.1 million. Pursuant to a schedule previously imposed by the MMS, the Company will be required to post additional supplemental bonds up to a level of $24.6 million by January 1999, unless the Company is determined by the MMS to be exempt from such requirement due to certain financial tests. In addition, the Company is currently working with the MMS to determine the level of supplemental bonding (and the timing thereof) which will be required for some of the recently acquired Central Gulf Properties. The Company does not anticipate that the cost of any such bonding requirements will materially affect the Company's financial position. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspensions or terminations could have a material adverse effect on the Company's financial condition and operations. The MMS also intends to adopt financial responsibility regulations under the Oil Pollution Act of 1990 (the OPA). The OPA regulations impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of an area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits likewise do not apply. Few defenses exist to the liability imposed by the OPA.

     The OPA also imposes ongoing requirements on a responsible party, including proof of financial responsibility to cover at least some costs in a potential spill. For tank vessels, including mobile offshore drilling rigs, the OPA imposes on owners, operators and charterers of the vessels, an obligation to maintain evidence of financial responsibility of up to $10.0 million depending on gross tonnage. With respect to offshore facilities, proof of greater levels of financial responsibility may be applicable. This amount is subject to upward regulatory adjustment up to $150.0 million.

     In 1996, Statement of Position 96-1 ("SOP 96-1"), Environmental Remediation Liabilities, was issued. The Company adopted SOP 96-1 in 1997. The adoption of SOP 96-1 did not have a material effect on its results of operations or financial position.

     The Company has entered into operating leases for office space and equipment for which $3.1 million, $1.9 million, $2.1 million, $1.7 million and $1.2 million, in rental expense has been included in the accompanying financial statements for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively. Future minimum rental payments required for the years ending December 31, 1998 through 2002 are $1.8 million, $1.7 million, $1.4 million, $1.4 million and $1.3 million, respectively.

     Resources has an agreement with Nova Corporation, a natural gas pipeline company, to transport specified quantities of natural gas. Future minimum transportation expense payments required for years ending December 31, 1998 through 2002 are $251,000, $157,000, $55,000, $55,000 and $55,000, respectively.

     The Company has entered into agreements for transportation of natural gas across Canada for sales to the Great Lakes region for up to 35 MMCFD expiring at various dates through 2002 and 8 MMCFD expiring in 2007. Future minimum transportation expense payments required for years ending December 31, 1998 through 2002 are $5.0 million, $3.1 million, $3.1 million, $3.1 million and $2.9 million, respectively.

NOTE 11 RELATED PARTY TRANSACTIONS

     The Company currently conducts a portion of its oil and gas activities in conjunction with a group of institutional and corporate investors that participate in certain of the Company's acquisition, development and exploration programs, and provide the Company with certain carried interests and management fees. Management fee income of $3.0 million, $1.8 million, $1.3 million and $0.5 million, related to the years ended December 31, 1997, 1996, 1995 and the period September 19, 1994 through year-end, respectively, is included on the Supplemental Consolidated Statement of Income.

     During 1997, 1996, 1995, 1994 and 1993, the Company paid $1.5 million, $1.4 million, $1.0 million, $0.6 million and $0.5 million, respectively, to an affiliate of a stockholder associated with an overriding royalty interest owned by it. In addition, during 1995 and 1994, the Company paid $4,753 and $124,376, respectively, with respect to oil and gas properties previously operated by the affiliate. These amounts are included in accounts receivable from stockholders at December 31, 1995 and 1994.

     OEI and a company controlled by a former director of UMC are each 40% owners of Energy Arrow Exploration L.L.C. (Arrow). Total OEI payments to Arrow in 1997, 1996, 1995 and 1994 were $82,000, $5,309,000, $2,477,000 and $301,000, respectively, most of which related to lease acquisitions, seismic and drilling costs.

     In 1996, the Company executed agreements with various entities controlled by two former directors of UMC covering co-ventures in Pakistan, Bangladesh and possible other international exploration opportunities.

     Effective November 1, 1995, the Company entered into a consulting agreement for geological services with a party related to an officer of the Company. The original term of this agreement expired on October 31, 1997, and the term has been extended such that the new expiration date of the agreement is October 31, 1998. In 1995, the Company paid $50,000 for services rendered in connection with an oil and gas prospect assigned to it by such party. In 1997 and 1996, the Company paid $107,952 and $110,565, respectively, relating to the agreement.

     During 1994, the Company obtained a loan from Union Planters Bank in connection with the purchase of a seaplane. During 1995, Mr. Flores, Chairman of the Board of OEI, was named a member of the Board of Directors of that bank. The loan was made to the Company for the amount of $132,500, bearing interest at the Wall Street Prime rate. On February 10, 1997, the balance of the loan, including accrued interest, was paid in full. In addition, Union Planters Bank is a member of the syndicate under the Revolving Credit Facility. Effective December 31, 1996, Mr. Flores resigned as a member of the Board of Directors of Union Planters Bank.

     Effective July 1, 1994, the Company acquired indirectly from stockholders various overriding royalty interests for $1.2 million.

     In July 1994, the Company purchased a portion of the overriding royalty interests previously assigned to an affiliate of a stockholder for $3.0 million. At that time, two stockholders loaned the Company $5.0 million to make a payment to a former stockholder. In September 1994, the stockholder affiliate exercised its right to repurchase the overriding royalty interest from the Company for $3.0 million and the Company repaid $3.0 million of the loans by the stockholders. The Company utilized a portion of the net proceeds of the Ocean Initial Offerings to repay the remaining $2.0 million in loans to stockholders.

     During 1993, the Company loaned a total of $1,250,000 to three stockholders. The loans were represented by promissory notes which bore interest at 8% per annum and were due upon demand, and if no demand, then by December 31, 1994. During 1994, the Company forgave $500,000 due from each of two stockholders. On March 1, 1995, $250,000 due from a former stockholder was received.

     During 1993 and 1994, the Company contracted with oilfield service companies previously owned by current and former stockholders. The total amounts paid for these services were $0.3 million during 1993 and $1.1 million during the first six months of 1994 (at June 30, 1994, the stockholders assigned their interest in such companies to a former stockholder). The Company believes that the cost of such services would have been substantially similar to costs that would have been charged by unaffiliated third parties for such services.

     Prior to joining the Company in 1993, an officer of the Company and an entity affiliated with him (collectively the "officer"), provided geological consulting services for the Company. The Company paid approximately $106,000 to the officer for services rendered in 1993 in connection with the acquisition of the East Bay Complex. During 1994, the Company was assigned an oil and gas prospect from the officer, who retained an overriding royalty interest. In addition, the Company paid the officer $50,000 for services rendered in connection therewith as well as $108,000 to a third party for acquisition of the leases. During 1996, the Company purchased a working interest ownership in a field where the Company had an existing interest from the officer for $0.2 million.

     All transactions with the aforementioned entities are under normal industry terms and conditions.

NOTE 12  LITIGATION AND CLAIMS

     On December 29, 1997, a class action complaint (Newman v. Carson, et al., Civil Action No. 16109-NC) was filed in the Court of Chancery of the State of Delaware, by a person claiming to represent the stockholders of UMC against UMC and each of its directors. On January 9, 1998, a similar class action complaint (Ross v. Brock. et al., Civil Action No. 98-00845) was filed in the District Court of Harris County, Texas, 164th Judicial District by another person claiming to represent the stockholders of UMC against UMC and each of its directors. Preliminary settlements have been reached in each of these complaints, the effects of which are not material to the supplemental consolidated financial statements.

     The U.S. Environmental Protection Agency has indicated that the Company may be potentially responsible for costs and liabilities associated with alleged releases of hazardous substances at two sites in Louisiana under the Comprehensive Environmental Response, Compensation and Liability Act. Given the extremely large number of companies that have been identified as potentially responsible for releases of hazardous substances at the sites and the small volume of hazardous substances allegedly disposed of by the companies whose properties the Company acquired, management believes that the Company's potential liability arising from these sites, if any, will not have a material adverse impact on the Company.

     In February 1998, the Tulane Environmental Law Clinic (Clinic), claiming to represent several southeastern Louisiana environmental groups, gave notice that it intends to file a Clean Water Act citizens' suit against the Company after a sixty-day waiting period expires in connection with the discharge of produced water in East Bay. The Clinic claims that the Company is violating the Clean Water Act by discharging produced water from its East Bay Central Facilities into Southwest Pass, and has stated that it will seek an injunction to require the Company to cease its discharge of produced water, and will seek civil penalties and attorney's fees. If the Clinic were to successfully obtain an injunction, certain production operations at the Company's East Bay Facilities could be interrupted until favorable resolution of the issue in court or accelerated completion of the Company's plan to reformat operations to provide for alternative produced water disposal. The Company believes that its zero discharge compliance plan, which permits the temporary continued discharge of produced water into Southwest Pass through July 1, 1999, is completely lawful as authorized by a Compliance Order issued by the Louisiana Department of Environmental Quality, and intends to vigorously defend any such citizens' suit, if filed. The Clinic has delivered similar notices to other Louisiana coastal producers.

     The Company is a named defendant in lawsuits and is a party in governmental proceedings from time to time arising in the ordinary course of business. While the outcome of such lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial position or results of operations of the Company.

NOTE 13  GAS CONTRACT SETTLEMENTS

     From time to time, the Company has had disagreements with certain purchasers of the Company's natural gas production concerning the contractual obligations of such purchasers to take specified quantities of gas at contract prices. In order to resolve such disagreements, the Company has entered into gas contract settlements, wherein, for a nonrefundable cash payment, the Company has released the purchaser from its contractual obligations and, in some cases, the contract itself. During 1997, 1996, 1995, 1994 and 1993, contract settlements of $0.1 million, $0.3 million, $1.9 million, $2.0 million and $0.1 million, respectively, were included in Operating revenues in the Supplemental Consolidated Statement of Income.

NOTE 14  CREDIT RISK AND PRICE PROTECTION AGREEMENTS

TRADE RECEIVABLES AND PAYABLES

     Substantially all of the Company's accounts receivable at December 31, 1997, result from oil and gas sales and joint interest billings to other companies in the oil and gas industry and institutional partners. This concentration of customers and joint interest owners may impact the Company's overall credit risk, either positively or negatively, in that these entities may be similarly affected by industry-wide changes in economic or other conditions. Receivables from oil and gas sales are generally not collateralized. Credit losses incurred by the Company on receivables generally have not been significant in prior years.

OIL AND GAS MARKET HEDGES

     The Company's revenues are primarily the result of sales of its oil and natural gas production. Market prices of oil and natural gas fluctuate and may adversely affect operating results. To mitigate this risk, the Company has, from time to time, entered into crude oil and natural gas price hedging contracts to reduce its exposure to price reductions on its production. These transactions have been entered into with major financial institutions, thereby minimizing credit risk.

     The Company engages in futures contracts with certain of its production through master swap agreements (Swap Agreements). The Company considers these futures contracts to be hedging activities and, as such, monthly settlements on these contracts are reflected in oil and gas sales. In order to consider these futures contracts as hedges, (i) the Company must designate the futures contract as a hedge of future production and (ii) the contract must reduce the Company's exposure to the risk of changes in prices. Changes in the market value of futures contracts treated as hedges are not recognized in income until the hedged item is also recognized in income. If the above criteria are not met, the Company will record the market value of the contract at the end of each month and recognize a related gain or loss. Proceeds received or paid relating to terminated contracts or contracts that have been sold are amortized over the original contract period and reflected in oil and gas sales. The Company enters into hedging transactions for the purpose of securing a price for a portion of future production that is acceptable at the time the transaction is entered into. The primary objective of these activities is to protect against decreases in price during the term of the hedge.

     The Swap Agreements provide for separate contracts tied to the New York Mercantile Exchange (NYMEX) light sweet crude oil and natural gas futures contracts. The Company has contracts which contain specific contracted prices (Swaps) that are settled monthly based on the differences between the contract prices and the average NYMEX prices for each month applied to the related contract volumes. To the extent the average NYMEX price exceeds the contract price, the Company pays the spread, and to the extent the contract price exceeds the average NYMEX price the Company receives the spread. Under the terms of the Swap Agreements, each counterparty has extended the Company a $5 million line of credit for use in conjunction with its hedging activities. As of December 31, 1997, the fair market value of all contracts covered by the Swap Agreements was approximately $6.8 million.

     As of December 31, 1997, after giving effect to three hedges that were unwound in January 1998, the Company's open forward position on its outstanding crude oil Swaps was 4,500 MBbls at an average price of $19.88 per Bbl for the year ended December 31, 1998. The Company currently has no outstanding natural gas Swaps.

     At December 31, 1996, the Company had oil collar contracts on 200,000 barrels of oil per month for January 1997 through June 1997, with a "floor" price of $21.00 and an average "cap" price of $24.69. The Company's hedging agreements are generally settled on a monthly basis and specify the third-party index to be the NYMEX futures contract prices for the applicable commodity, matching the appropriate basis risk. There was no deferred hedge gain or loss for crude oil at year end 1996. No contracts were in place at December 31, 1997.

     The results of hedging included in natural gas and oil revenues were ($1.3) million, ($22.6) million, $3.6 million, $1.4 million and ($0.2) million for the years ended December 31, 1997, 1996, 1995, 1994 and 1993.

INTEREST RATE MARKET HEDGES

     The Company's existing interest rate hedge contracts have been entered into with major financial institutions, minimizing the credit risk associated with these agreements. See Note 5 for further discussion of these contracts.

NOTE 15    FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, short-term trade receivables and payables, long-term debt, interest rate hedging agreements and natural gas and crude oil hedging agreements. As of December 31, 1997, 1996, 1995, 1994 and 1993, the fair market values of the Company's financial instruments are shown below:

     CASH, TRADE RECEIVABLES AND PAYABLES: The carrying amount approximates fair market value due to the highly liquid nature of these short-term instruments.

     REVOLVING CREDIT FACILITY: As of December 31, 1997, 1996, 1995 and 1994, the carrying amount of the Revolving Credit Facility approximates fair value due to the nature of the facility, whereby the interest rates offered by the member banks are floating rates which reflect market rates.

     GLOBAL CREDIT FACILITY: As of December 31, 1997, 1996, 1995, 1994 and 1993, the carrying amount of the Global Credit Facility approximates fair value due to the nature of the facility, whereby the interest rates offered by the member banks are floating rates which reflect market rates.

     13 1/2% SENIOR NOTES: As of December 31, 1997, the carrying amount of the 13 1/2% Notes was $0.2 million and the fair value was $0.3 million. As of December 31, 1996, 1995 and 1994, the carrying amount of the 13 1/2% Notes was $125.0 million and the fair value was $149.4 million, $141.9 million and $125.3 million, respectively.

     10 3/8% SENIOR SUBORDINATED NOTES: As of December 31, 1997, 1996 and 1995, the carrying amount of the 10 3/8% Notes was $150.0 million and the fair value was $164.3 million, $163.9 million and $150.0 million, respectively. The carrying amount of the 10 3/8% Notes approximates fair value at December 31, 1995 due to the issuance on October 30, 1995.

     9 3/4% SENIOR SUBORDINATED NOTES: As of December 31, 1997 and 1996, the carrying amount of the 9 3/4% Notes was $159.2 million and $159.1 million, respectively, and the fair value was $175.6 million and $168.7 million, respectively.

     8 7/8% SENIOR SUBORDINATED NOTES: As of December 31, 1997, the carrying amount of the 8 7/8% Notes was $199.7 million and the fair value was $212.5 million.

     INTEREST RATE HEDGING AGREEMENTS: The fair market value of the interest rate swap contracts at December 31, 1997, 1996, 1995 and 1994 was ($0.3) million, ($0.3) million, ($0.8) million and $4.4 million, respectively. The estimates of fair market value were determined by the institutional holders of the hedges.

     NATURAL GAS AND CRUDE OIL HEDGING AGREEMENTS: The fair market value of the natural gas and crude oil swap contracts at December 31, 1997, 1996, 1995 and 1994, was $6.8 million, ($5.5) million, ($1.8) million and ($0.5) million, respectively.

NOTE 16    GEOGRAPHIC DATA

     The Company is an independent oil and gas company engaged in the exploration, development, production and acquisition of oil and natural gas properties. Information about the Company's operations by geographic area for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 is as follows (in thousands):

                                                                                    EQUATORIAL
                                                                                      GUINEA
                                                                                    AND OTHER
                                     UNITED STATES      CANADA      CoTE D'IVOIRE  INTERNATIONAL     TOTAL
                                     -------------    ----------    -------------  -------------  -----------
YEAR ENDED DECEMBER 31, 1997
   Revenues .......................   $   426,901    $    18,629    $    27,803    $    78,861    $   552,194
   Depreciation, depletion
     and amortization .............   $   179,492    $     7,642    $    14,638    $    46,651    $   248,423
   Operating profit ...............   $   111,514    $     3,392    $     7,564    $    26,689    $   149,159
   Capital expenditures ...........   $   642,756    $    27,832    $    56,931    $   131,168    $   858,687
   Identifiable assets ............   $ 1,563,384    $    52,619    $     4,684    $    22,308      1,642,995

YEAR ENDED DECEMBER 31, 1996
   Revenues .......................   $   334,485    $    17,238    $    22,680    $    21,431    $   395,834
   Depreciation, depletion
     and amortization .............   $   122,651    $     4,910    $     9,129    $    10,953    $   147,643
   Operating profit ...............   $   102,309    $     5,200    $     8,181    $     6,739    $   122,429
   Capital expenditures ...........   $   326,821    $     8,254    $    18,588    $    88,046    $   441,709
   Identifiable assets ............   $ 1,035,540    $    45,887    $    14,459    $    25,355      1,121,241

YEAR ENDED DECEMBER 31, 1995
   Revenues .......................   $   222,362    $    16,736    $     4,729    $        --    $   243,827
   Depreciation, depletion
     and amortization .............   $    90,762    $     6,009    $     2,403    $     1,942    $   101,116
   Operating profit (loss) ........   $    39,499    $     3,137    $    (1,959)   $    (1,973)   $    38,704
   Capital expenditures ...........   $   154,316    $     4,805    $    45,812    $    31,746    $   236,679
   Identifiable assets ............   $   572,243    $    59,989    $    76,117    $    16,111    $   724,460

YEAR ENDED DECEMBER 31, 1994
   Revenues .......................   $   156,197    $    16,428    $        --    $       (89)   $   172,536
   Depreciation, depletion
     and amortization .............   $    83,611    $     7,992    $        --    $        --    $    91,603
   Impairment of proved oil
     and gas properties ...........   $   119,313    $    31,521    $        --    $        --    $   150,834
   Operating profit (loss) ........   $  (130,444)   $   (33,179)   $       703    $     3,288    $  (159,632)
   Capital expenditures ...........   $   290,739    $    28,689    $     8,497    $     3,522    $   331,447
   Identifiable assets ............   $   537,332    $    61,983    $    23,723    $     4,654    $   627,692

YEAR ENDED DECEMBER 31, 1993
   Revenues .......................   $   118,388    $    10,342    $        --    $        --    $   128,730
   Depreciation, depletion
     and amortization .............   $    46,811    $     4,373    $        --    $        --    $    51,184
   Operating profit ...............   $    14,839    $     1,184    $        --    $        --    $    16,023
   Capital expenditures ...........   $   236,940    $    60,249    $     2,192    $     1,965    $   301,346
   Identifiable assets ............   $   362,850    $    74,977    $     2,192    $     1,965    $   441,984

NOTE 17  DISCLOSURE OF OIL AND GAS OPERATIONS (UNAUDITED)

PROVED RESERVES

    Substantially all reserve estimates presented herein were prepared by either Ryder Scott Company, Netherland, Sewell & Associates, Inc., or McDaniel & Associates Consultants Ltd., independent petroleum engineers. The Company cautions that there are many uncertainties inherent in estimating proved reserve quantities, in projecting future production rates and in the timing of future development expenditures. In addition, reserve estimates of new discoveries are more imprecise than those of properties with a production history. Accordingly, these estimates are subject to change as additional information becomes available.

    Proved oil and gas reserves are the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those reserves expected to be recovered through existing wells with existing equipment and operating methods.

     Information presented for the Company's international locations relates to contract interests held in multiple production sharing contracts between the Company, its joint venture partners and the governments of Cote d'Ivoire and Equatorial Guinea. The Company has no ownership interest in the oil and gas reserves but does have the right to share revenues and/or production and is entitled to recover most field and other operating costs. The reserve estimates are subject to revision as prices fluctuate due to the cost recovery feature under the production sharing contract.

     Net quantities of proved reserves and proved developed reserves of crude oil (including condensate and natural gas liquids) and natural gas, as well as the changes in proved reserves during the periods indicated, are set forth in the tables below:

                                                           UNITED                     COTE        EQUATORIAL
                                                           STATES       CANADA      D'IVOIRE        GUINEA       TOTAL
                                                          ---------   ----------   ----------     ----------   ----------
NATURAL GAS (MMCF)
PROVED:
  December 31, 1992  ..................................     194,376           --           --             --      194,376
    Revisions of previous estimates ...................      19,638       (3,321)          --             --       16,317
    Extensions, discoveries and other additions .......      21,570        6,527           --             --       28,097
    Purchases .........................................     147,177       63,669           --             --      210,846
    Sales of reserves-in-place ........................     (22,594)          --           --             --      (22,594)
    Production (sold by the Company) ..................     (28,490)      (2,823)          --             --      (31,313)
    Production (consumed by the Company) ..............      (2,162)          --           --             --       (2,162)
                                                          ---------   ----------   ----------     ----------   ----------
  December 31, 1993  ..................................     329,515       64,052           --             --      393,567
    Revisions of previous estimates ...................       6,831       (6,310)          --             --          521
    Extensions, discoveries and other additions .......      19,731           76       32,612             --       52,419
    Purchases .........................................     111,640       14,508           --             --      126,148
    Sales of reserves-in-place ........................      (3,546)          (4)          --             --       (3,550)
    Production (sold by the Company) ..................     (38,638)      (4,487)          --             --      (43,125)
    Production (consumed by the Company) ..............      (3,220)          --           --             --       (3,220)
                                                          ---------   ----------   ----------     ----------   ----------
  December 31, 1994  ..................................     422,313       67,835       32,612             --      522,760
    Revisions of previous estimates ...................      13,748       (1,060)       5,746             --       18,434
    Extensions, discoveries and other additions .......      46,205        2,060       58,290             --      106,555
    Purchases .........................................      21,924           --           --             --       21,924
    Sales of reserves-in-place ........................     (68,113)      (1,014)     (13,995)                    (83,122)
    Production (sold by the Company) ..................     (51,271)      (5,383)        (192)            --      (56,846)
    Production (consumed by the Company) ..............      (3,576)          --           --             --       (3,576)
                                                          ---------   ----------   ----------     ----------   ----------
  December 31, 1995  ..................................     381,230       62,438       82,461             --      526,129
    Revisions of previous estimates ...................      43,640       (3,764)       7,848             --       47,724
    Extensions, discoveries and other additions .......      53,960        8,567        2,488             --       65,015
    Purchases .........................................      53,040          894           --             --       53,934
    Sales of reserves-in-place ........................     (19,178)         (15)          --             --      (19,193)
    Production (sold by the Company) ..................     (66,439)      (5,339)      (2,387)            --      (74,165)
    Production (consumed by the Company) ..............      (3,363)          --             --           --       (3,363)
                                                          ---------   ----------   ----------     ----------   ----------
  December 31, 1996  ..................................     442,890       62,781       90,410             --      596,081
    Revisions of previous estimates ...................      38,557          533       14,174             --       53,264
    Extensions, discoveries and other additions .......     110,547       21,102        3,370             --      135,019
    Purchases .........................................      69,740       21,377       33,275             --      124,392
    Sales of reserves-in-place ........................     (12,474)        (301)          --             --      (12,775)
    Production (sold by the Company)  .................     (81,154)      (7,630)      (4,939)            --      (93,723)
    Production (consumed by the Company) ..............      (4,323)          --           --             --       (4,323)
                                                          ---------   ----------   ----------     ----------   ----------
  December 31, 1997 ...................................     563,783       97,862      136,290             --      797,935
                                                          =========   ==========   ==========     ==========   ==========

PROVED DEVELOPED:
  December 31, 1993  ..................................     257,827       59,187           --             --      317,014
                                                          =========   ==========   ==========     ==========   ==========
  December 31, 1994  ..................................     333,367       66,997           --             --      400,364
                                                          =========   ==========   ==========     ==========   ==========
  December 31, 1995  ..................................     330,118       62,438       21,722             --      414,278
                                                          =========   ==========   ==========     ==========   ==========
  December 31, 1996  ..................................     355,421       62,781       21,433             --      439,635
                                                          =========   ==========   ==========     ==========   ==========
  December 31, 1997  ..................................     446,472       97,862       40,313             --      584,647
                                                          =========   ==========   ==========     ==========   ==========

                                                        UNITED                    COTE       EQUATORIAL
                                                        STATES       CANADA      D'IVOIRE      GUINEA       TOTAL
                                                      ----------   ----------   ----------   ----------   ----------
CRUDE OIL (MBO)
PROVED:
  December 31, 1992 ................................      14,838           --           --           --      14, 838
    Revisions of previous estimates ................      (5,898)        (229)          --           --       (6,127)
    Extensions, discoveries and other additions ....         200          875           --           --        1,075
    Purchases ......................................      28,985        5,270           --           --       34,255
    Sales of reserves-in-place .....................      (9,541)          --           --           --       (9,541)
    Production .....................................      (2,454)        (381)          --           --       (2,835)
                                                      ----------   ----------   ----------   ----------   ----------
  December 31, 1993 ................................      26,130        5,535           --           --       31,665
    Revisions of previous estimates ................       2,588         (712)          --           --        1,876
    Extensions, discoveries and other additions ....         950          391        4,626           --        5,967
    Purchases ......................................      20,510          980           --           --       21,490
    Sales of reserves-in-place .....................        (725)         (13)          --           --         (738)
    Production .....................................      (3,931)        (618)          --           --       (4,549)
                                                      ----------   ----------   ----------   ----------   ----------
  December 31, 1994 ................................      45,522        5,563        4,626           --       55,711
    Revisions of previous estimates ................       5,956         (201)       1,905           --        7,660
    Extensions, discoveries and other additions ....       2,441          151        1,440        5,258        9,290
    Purchases ......................................       5,102           --           --           --        5,102
    Sales of reserves-in-place .....................        (762)         (82)        (332)      (1,502)      (2,678)
    Production .....................................      (7,883)        (649)        (285)          --       (8,817)
                                                      ----------   ----------   ----------   ----------   ----------
  December 31, 1995 ................................      50,376        4,782        7,354        3,756       66,268
    Revisions of previous estimates ................       5,351         (297)      (2,538)       1,564        4,080
    Extensions, discoveries and other additions ....       9,867          530          228       15,587       26,212
    Purchases ......................................      12,334            4           --           --       12,338
    Sales of reserves-in-place .....................      (1,040)      (1,009)          --           --       (2,049)
    Production .....................................      (9,171)        (511)        (894)        (967)     (11,543)
                                                      ----------   ----------   ----------   ----------   ----------
  December 31, 1996 ................................      67,717        3,499        4,150       19,940       95,306
    Revisions of previous estimates ................         403          192          854          441        1,890
    Extensions, discoveries and other additions ....      16,809          181          218       24,086       41,294
    Purchases ......................................      17,344           45        1,062           --       18,451
    Sales of reserves-in-place .....................      (1,167)         (95)          --           --       (1,262)
    Production .....................................     (12,158)        (439)      (1,027)      (4,453)     (18,077)
                                                      ----------   ----------   ----------   ----------   ----------
  December 31, 1997 ................................      88,948        3,383        5,257       40,014      137,602
                                                      ==========   ==========   ==========   ==========   ==========

PROVED DEVELOPED:
  December 31, 1993 ................................      22,226        5,458           --           --       27,684
                                                      ==========   ==========   ==========   ==========   ==========
  December 31, 1994 ................................      41,197        5,531           --           --       46,728
                                                      ==========   ==========   ==========   ==========   ==========
  December 31, 1995 ................................      46,669        4,735        3,302           --       54,706
                                                      ==========   ==========   ==========   ==========   ==========
  December 31, 1996 ................................      53,148        3,499        1,926        4,353       62,926
                                                      ==========   ==========   ==========   ==========   ==========
  December 31, 1997 ................................      70,632        3,383        1,861       11,482       87,358
                                                      ==========   ==========   ==========   ==========   ==========

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

     The following table sets forth the standardized measure of the discounted future net cash flows attributable to the Company's proved oil and gas reserves. Future cash inflows were computed by applying year-end prices of oil and gas to the estimated future production of proved oil and gas reserves. Gas prices were escalated only where existing contracts contained fixed and determinable escalation clauses. Contractually provided gas prices in excess of estimated market clearing prices were used in computing the future cash inflows only if the Company expects to continue to receive higher prices under legally enforceable contract terms. Future prices actually received may differ from the estimates in the standardized measure.

     Future production and development costs represent the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions. Future income tax expenses were computed by applying statutory income tax rates to the difference between pre-tax net cash flows relating to the Company's proved oil and gas reserves and the tax basis of proved oil and gas properties. In addition, the effects of statutory depletion in excess of tax basis, available net operating loss carryforwards and investment tax credit carryforwards were used in computing future income tax expense. The resulting annual net cash inflows were then discounted using a 10% annual rate (in thousands):

                                                  UNITED                         COTE        EQUATORIAL
                                                  STATES         CANADA        D'IVOIRE        GUINEA      TOTAL(1)(2)
                                               ------------   ------------   ------------   ------------   ------------
AT DECEMBER 31, 1993

Future cash inflows .........................  $  1,065,770   $    190,526   $         --   $         --   $  1,256,296
                                               ------------   ------------   ------------   ------------   ------------
Future production, development and
   abandonment costs ........................       595,805         79,023             --             --        674,828
Future income taxes .........................        59,745         30,776             --             --         90,521
                                               ------------   ------------   ------------   ------------   ------------
   Total future costs .......................       655,550        109,799             --             --        765,349
                                               ------------   ------------   ------------   ------------   ------------
Future net cash inflows .....................       410,220         80,727             --             --        490,947
Discount at 10% per annum ...................      (139,052)       (38,170)            --             --       (177,222)
                                               ------------   ------------   ------------   ------------   ------------
Standardized measure of discounted
   future net cash flows ....................  $    271,168   $     42,557   $         --   $         --   $    313,725
                                               ============   ============   ============   ============   ============
AT DECEMBER 31, 1994
Future cash inflows .........................  $  1,372,829   $    167,486   $    128,401   $         --   $  1,668,716
                                               ------------   ------------   ------------   ------------   ------------
Future production, development and
   abandonment costs ........................       761,758         79,311         75,201             --        916,270
Future income taxes .........................        28,186         18,692         16,203             --         63,081
                                               ------------   ------------   ------------   ------------   ------------
   Total future costs .......................       789,944         98,003         91,404             --        979,351
                                               ------------   ------------   ------------   ------------   ------------
Future net cash inflows .....................       582,885         69,483         36,997             --        689,365
Discount at 10% per annum ...................      (177,604)       (24,872)       (18,601)            --       (221,077)
                                               ------------   ------------   ------------   ------------   ------------
Standardized measure of discounted
   future net cash flows ....................  $    405,281   $     44,611   $     18,396   $         --   $    468,288
                                               ============   ============   ============   ============   ============
AT DECEMBER 31, 1995
Future cash inflows .........................  $  1,583,610   $    157,548   $    317,580   $     65,789   $  2,124,527
                                               ------------   ------------   ------------   ------------   ------------
Future production, development and
   abandonment costs ........................       787,230         71,196        162,845         42,875      1,064,146
Future income taxes .........................        87,285         19,448         37,232          7,562        151,527
                                               ------------   ------------   ------------   ------------   ------------
   Total future costs .......................       874,515         90,644        200,077         50,437      1,215,673
                                               ------------   ------------   ------------   ------------   ------------
Future net cash inflows .....................       709,095         66,904        117,503         15,352        908,854
Discount at 10% per annum ...................      (172,229)       (24,011)       (43,215)        (1,458)      (240,913)
                                               ------------   ------------   ------------   ------------   ------------
Standardized measure of discounted
   future net cash flows ....................  $    536,866   $     42,893   $     74,288   $     13,894   $    667,941
                                               ============   ============   ============   ============   ============
AT DECEMBER 31, 1996
Future cash inflows .........................  $  3,235,416   $    206,041   $    305,988   $    450,785   $  4,198,230
                                               ------------   ------------   ------------   ------------   ------------
Future production, development and
   abandonment costs ........................     1,339,933         60,494        128,884        255,055      1,784,366
Future income taxes .........................       425,786         44,263         45,833         49,782        565,664
                                               ------------   ------------   ------------   ------------   ------------
   Total future costs .......................     1,765,719        104,757        174,717        304,837      2,350,030
                                               ------------   ------------   ------------   ------------   ------------
Future net cash inflows .....................     1,469,697        101,284        131,271        145,948      1,848,200
Discount at 10% per annum ...................      (397,980)       (42,431)       (40,465)       (40,810)      (521,686)
                                               ------------   ------------   ------------   ------------   ------------
Standardized measure of discounted
   future net cash flows ....................  $  1,071,717   $     58,853   $     90,806   $    105,138   $  1,326,514
                                               ============   ============   ============   ============   ============
AT DECEMBER 31, 1997
  Future cash inflows .......................  $  2,765,682   $    178,899   $    384,217   $    573,360   $  3,902,158
                                               ------------   ------------   ------------   ------------   ------------
  Future production, development and
     abandonment costs ......................     1,361,424         60,612        195,764        351,572      1,969,372
  Future income taxes .......................       188,623         26,464         41,001         37,417        293,505
                                               ------------   ------------   ------------   ------------   ------------
     Total future costs .....................     1,550,047         87,076        236,765        388,989      2,262,877
                                               ------------   ------------   ------------   ------------   ------------
  Future net cash inflows ...................     1,215,635         91,823        147,452        184,371      1,639,281
  Discount at 10% per annum .................      (274,783)       (35,489)       (58,883)       (49,719)      (418,874)
                                               ------------   ------------   ------------   ------------   ------------
  Standardized measure of discounted
     future net cash flows ..................  $    940,852   $     56,334   $     88,569   $    134,652   $  1,220,407
                                               ============   ============   ============   ============   ============

(1) Total future net cash flows before income taxes are $1,933,000, $2,414,000, $1,060,000, $752,000 and $581,000 as of December 31, 1997,
    1996, 1995, 1994 and 1993, respectively.
(2) Total future net cash flows before income taxes discounted at 10% per annum are $1,343,000, $1,660,000, $740,000, $493,000 and $503,000 as of December
    31, 1997, 1996, 1995, 1994 and 1993, respectively.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

    The following are the principal sources of change in the standardized measure of discounted future net cash flows (in thousands):

                                                              1997          1996          1995          1994          1993
                                                          -----------   -----------   -----------   -----------   -----------
  Beginning balance ....................................  $ 1,326,514   $   667,941   $   468,288   $   313,725   $   195,711
                                                          -----------   -----------   -----------   -----------   -----------
Revisions to reserves proved in prior years -
  Net changes in prices and production costs ...........     (793,915)      547,292       120,429       (81,388)      (40,517)
  Net changes due to revisions in
  quantity estimates ...................................       72,113       142,229        71,118         5,366       (32,855)
  Net changes in estimated future development costs ....       75,484        19,698        78,953         7,901        19,857
  Accretion of discount ................................      149,599        70,889        49,721        34,709        28,686
  Changes in production rates (timing) and other .......     (106,198)     (113,080)      (57,396)      (17,453)      (18,932)
                                                          -----------   -----------   -----------   -----------   -----------
      Total revisions ..................................     (602,917)      667,028       262,825       (50,865)      (43,761)
New field discoveries and extensions, net of future
  production and development costs .....................      558,737       437,284       140,072        54,271        26,237
Purchases of reserves in-place .........................      180,707       153,155        41,824       236,644       322,495
Sale of reserves in-place ..............................      (28,976)      (23,569)      (46,410)       (5,458)     (124,024)
Sales of oil and gas produced, net of
  production costs .....................................     (424,286)     (314,592)     (157,842)      (78,180)      (63,287)
Net change in income taxes .............................      210,628      (260,733)      (40,816)       (1,849)          354
                                                          -----------   -----------   -----------   -----------   -----------
  Net change in standardized measure of discounted
    future net cash flows ..............................     (106,107)      658,573       199,653       154,563       118,014
                                                          -----------   -----------   -----------   -----------   -----------
Ending balance .........................................    1,220,407     1,326,514   $   667,941   $   468,288   $   313,725
                                                          ===========   ===========   ===========   ===========   ===========

SUPPLEMENTAL OIL AND GAS DISCLOSURES (IN THOUSANDS)

  The following table sets forth revenue and direct cost, excluding interest expense, general and administrative expense and other items, information relating to the Company's oil and gas exploration and production activities. The Company has no long-term supply or purchase agreements with governments or authorities in which it acts as producer.

                                                  1997       1996        1995       1994         1993
                                                ---------  ---------  ---------   ---------   ---------
UNITED STATES
  Oil and gas revenues .......................  $ 423,935  $ 333,255  $ 219,512   $ 153,375   $ 117,474
                                                ---------  ---------  ---------   ---------   ---------
  Operating costs:
  Production cost ............................    107,191     84,088     74,074      62,046      46,308
  Depreciation, depletion and amortization ...    179,492    122,651     90,762      83,611      46,811
  Impairment of oil and gas property .........         --         --         --     119,313          --
  Income tax provision (benefit) .............     52,156     48,076     20,777     (42,406)      9,255
                                                ---------  ---------  ---------   ---------   ---------
                                                  338,839    254,815    185,613     222,564     102,374
                                                ---------  ---------  ---------   ---------   ---------
    Results of operations ....................  $  85,096  $  78,440  $  33,899   $ (69,189)  $  15,100
                                                =========  =========  =========   =========   =========

COTE D'IVOIRE
  Oil and gas revenues .......................  $  27,803  $  22,680  $   4,729   $      --   $      --
                                                ---------  ---------  ---------   ---------   ---------
  Operating costs:
  Production cost ............................      5,602      5,370      3,388          --          --
  Depreciation, depletion and amortization ...     14,638      9,129      2,403          --          --
  Income tax provision (benefit) .............      2,874      3,109       (404)         --          --
                                                ---------  ---------  ---------   ---------   ---------
                                                   23,114     17,608      5,387          --          --
                                                ---------  ---------  ---------   ---------   ---------
    Results of operations ....................  $   4,689  $   5,072  $    (658)  $      --   $      --
                                                =========  =========  =========   =========   =========

EQUATORIAL GUINEA AND OTHER FOREIGN
  Oil and gas revenues .......................  $  78,861  $  21,430  $      --   $      --   $      --
                                                ---------  ---------  ---------   ---------   ---------
  Operating costs:
  Production cost ............................      5,520      3,738         --          --          --
  Depreciation, depletion and amortization ...     46,651     10,953      1,942          --          --
  Income tax provision (benefit) .............     10,142      2,561       (738)         --          --
                                                ---------  ---------  ---------   ---------   ---------
                                                   62,313     17,252      1,204          --          --
                                                ---------  ---------  ---------   ---------   ---------
    Results of operations ....................  $  16,548  $   4,178  $  (1,204)  $      --   $      --
                                                =========  =========  =========   =========   =========

CANADA
  Oil and gas revenues .......................  $  18,595  $  17,615  $  17,080   $  16,457   $  10,342
                                                ---------  ---------  ---------   ---------   ---------
  Operating costs:
  Production cost ............................      6,081      5,200      5,475       5,216       3,432
  Depreciation, depletion and amortization ...      7,642      4,910      6,009       7,992       4,373
  Impairment of oil and gas property .........         --         --         --      31,521          --
  Income tax provision (benefit) .............      1,851      2,852      2,126     (10,743)        964
                                                ---------  ---------  ---------   ---------   ---------
                                                   15,574     12,962     13,610      33,986       8,769
                                                ---------  ---------  ---------   ---------   ---------
    Results of operations ....................  $   3,021  $   4,653  $   3,470   $ (17,529)  $   1,573
                                                =========  =========  =========   =========   =========

TOTAL
  Oil and gas revenues .......................  $ 549,194  $ 394,980  $ 241,321   $ 169,832   $ 127,816
                                                ---------  ---------  ---------   ---------   ---------
  Operating costs:
  Production cost ............................    124,394     98,396     82,937      67,262      49,740
  Depreciation, depletion and amortization ...    248,423    147,643    101,116      91,603      51,184
  Impairment of oil and gas property .........         --         --         --     150,834          --
  Income tax provision (benefit) .............     67,023     56,598     21,762     (53,149)     10,219
                                                ---------  ---------  ---------   ---------   ---------
                                                  439,840    302,637    205,815     256,550     111,143
                                                ---------  ---------  ---------   ---------   ---------
    Results of operations ....................  $ 109,354  $  92,343  $  35,506   $ (86,718)  $  16,673
                                                =========  =========  =========   =========   =========

NOTE 18  SUPPLEMENTAL GUARANTOR INFORMATION

     Ocean Louisiana, the Company's only direct subsidiary, has unconditionally guaranteed the full and prompt performance of the Company's obligations under the 10 3/8% Notes, the 13 1/2%, the 9 3/4% Notes and the 8 7/8% Notes and related indentures, including the payment of principal, premium (if any) and interest. None of the referenced indentures place significant restrictions on a wholly-owned subsidiaries' ability to make distributions to the parent. Other than intercompany arrangements and transactions, the consolidated financial statements of Ocean Louisiana are equivalent in all material respects to those of the Company and therefore the separate consolidated financial statements of Ocean Louisiana are not material to investors and have not been included herein. However, in an effort to provide meaningful financial data relating to the guarantor (i.e., Ocean Louisiana on an unconsolidated basis), the following condensed consolidating financial information has been provided following the policies set forth below:

    (1) Investments in subsidiaries are accounted for by the Company on the cost basis. Earnings of subsidiaries are therefore not reflected in the related investment accounts.

    (2) Certain reclassifications were made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries and intercompany balances.

     Certain intercompany notes and the related accrued interest were transferred from the Company to a newly formed non-guarantor subsidiary effective as of January 1, 1997.

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the years ended December 31, 1997, 1996, 1995, 1994 and 1993
(In thousands)

                                                                      Unconsolidated
                                                     -----------------------------------------------
                                                                               Non-
                                                                  Guarantor  Guarantor  Consolidated
1997                                                    OEI      Subsidiary  Subsidiary     OEI
----                                                 ---------   ---------   ---------  ------------
Revenues ..........................................  $      --   $ 428,432   $ 123,762   $ 552,194
                                                     ---------   ---------   ---------   ---------
Costs and expenses:
  Production costs ................................         --     106,668      17,726     124,394
  General and administrative ......................        120      28,488       1,610      30,218
  Depreciation, depletion and amortization ........         --     178,582      69,841     248,423
                                                     ---------   ---------   ---------   ---------
Income (loss) from operations .....................       (120)    114,694      34,585     149,159
  Interest income (expense), net ..................    (16,115)    (65,670)     32,651     (49,134)
  Other credits, net ..............................         --       2,753         434       3,187
                                                     ---------   ---------   ---------   ---------
Income (loss) before income taxes .................    (16,235)     51,777      67,670     103,212
Income tax benefit (provision) ....................     20,585     (56,933)     (4,644)    (40,992)
Extraordinary item, net of taxes ..................         --     (19,301)         --     (19,301)
                                                     ---------   ---------   ---------   ---------
Net income (loss) .................................  $   4,350   $ (24,457)  $  63,026   $  42,919
                                                     =========   =========   =========   =========

1996
----

Revenues ..........................................  $      --   $ 342,582   $  53,252   $ 395,834
                                                     ---------   ---------   ---------   ---------
Costs and expenses:
  Production costs ................................         --      84,030      14,366      98,396
  General and administrative ......................        180      25,193       1,993      27,366
  Depreciation, depletion and amortization ........         --     122,563      25,080     147,643
  Impairment of proved oil and gas properties .....         --          --          --          --
                                                     ---------   ---------   ---------   ---------
Income (loss) from operations .....................       (180)    110,796      11,813     122,429
  Interest income (expense), net ..................     18,052     (50,021)     (8,796)    (40,765)
  Other credits, net ..............................         --        (639)        190        (449)
                                                     ---------   ---------   ---------   ---------
Income (loss) before income taxes .................     17,872      60,136       3,207      81,215
Income tax benefit (provision) ....................     (6,208)    (22,684)      2,677     (26,215)
                                                     ---------   ---------   ---------   ---------
Net income ........................................  $  11,664   $  37,452   $   5,884   $  55,000
                                                     =========   =========   =========   =========

1995
----

Revenues ..........................................  $      --   $ 247,798   $  (3,971)  $ 243,827
                                                     ---------   ---------   ---------   ---------
Costs and expenses:
  Production costs ................................         --      74,074       8,863      82,937
  General and administrative ......................        415      17,611       3,044      21,070
  Depreciation, depletion and amortization ........         --      90,761      10,355     101,116
  Impairment of proved oil and gas properties .....         --          --          --          --
                                                     ---------   ---------   ---------   ---------
Income (loss) from operations .....................       (415)     65,352     (26,233)     38,704
  Interest income (expense), net ..................     12,629     (43,409)     (4,785)    (35,565)
  Other credits, net ..............................         --         274         403         677
                                                     ---------   ---------   ---------   ---------
Income (loss) before income taxes .................     12,214      22,217     (30,615)      3,816
Income tax benefit (provision) ....................     (4,275)     (9,185)     15,196       1,736
                                                     ---------   ---------   ---------   ---------
Net income (loss) .................................  $   7,939   $  13,032   $ (15,419)  $   5,552
                                                     =========   =========   =========   =========

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF INCOME
For the years ended December 31, 1997, 1996, 1995, 1994 and 1993, (continued) (In thousands)

                                                                      Unconsolidated
                                                       --------------------------------------------
                                                                                            Non-
                                                                         Guarantor        Guarantor     Consolidated
1994                                                        OEI          Subsidiary      Subsidiary         OEI
----                                                   -------------   --------------    ----------    -------------
Revenues  . . . . . . . . . . . . . . . . . . . . .    $         --    $     155,689    $     16,847   $    172,536
                                                       ------------    -------------    ------------   ------------
Costs and expenses:
  Production costs  . . . . . . . . . . . . . . . .              --           61,609           5,653         67,262
  General and administrative  . . . . . . . . . . .             801           16,715           4,953         22,469
  Depreciation, depletion and amortization  . . . .              --           82,294           9,309         91,603
  Impairment  . . . . . . . . . . . . . . . . . . .              --          119,313          31,521        150,834
                                                       ------------    -------------    ------------   ------------
Income (loss) from operations . . . . . . . . . . .            (801)        (124,242)        (34,589)      (159,632)
  Interest income (expense), net  . . . . . . . . .          12,374          (23,037)         (2,884)       (13,547)
  Other credits, net  . . . . . . . . . . . . . . .              --          (15,797)           (277)       (16,074)
                                                       ------------    --------------   -------------  -------------
Income (loss) before income taxes . . . . . . . . .          11,573         (163,076)        (37,750)      (189,253)
Income tax benefit (provision)  . . . . . . . . . .          (6,921)          60,809          13,188         67,076
                                                       -------------   -------------    ------------   ------------
Net income (loss) . . . . . . . . . . . . . . . . .    $      4,652    $    (102,267)   $    (24,562)  $   (122,177)
                                                       ============    ==============   =============  =============

1993
----

Revenues  . . . . . . . . . . . . . . . . . . . . .    $         --    $     113,431    $     15,299   $    128,730
                                                       ------------    -------------    ------------   ------------
Costs and expenses:
  Production costs  . . . . . . . . . . . . . . . .              --           45,135           4,605         49,740
  General and administrative  . . . . . . . . . . .             650            9,482           1,651         11,783
  Depreciation, depletion and amortization  . . . .              --           40,846          10,338         51,184
  Impairment  . . . . . . . . . . . . . . . . . . .              --            5,149          (5,149)            --
                                                       ------------    -------------    -------------  ------------
Income (loss) from operations . . . . . . . . . . .            (650)          12,819           3,854         16,023
  Interest income (expense), net  . . . . . . . . .          10,238          (16,541)         (1,284)        (7,587)
  Other credits, net  . . . . . . . . . . . . . . .              --            2,179              95          2,274
                                                       ------------    -------------    ------------   ------------
Income (loss) before income taxes . . . . . . . . .           9,588           (1,543)          2,665         10,710
Income tax benefit (provision)  . . . . . . . . . .            (404)           2,798          (1,582)           812
                                                       -------------   -------------    -------------  ------------
Net income  . . . . . . . . . . . . . . . . . . . .    $      9,184    $       1,255    $      1,083   $     11,522
                                                       ============    =============    ============   ============

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 1997, 1996, 1995, 1994 and 1993
(In thousands)

                                                       Unconsolidated
                                           --------------------------------------
                                                         Guarantor   Non-Guarantor  Eliminating   Consolidated
                                              OEI        Subsidiary  Subsidiaries     Entries         OEI
                                           -----------  -----------   -----------   -----------   -----------
1997
----
ASSETS
Current assets ..........................  $    11,480  $   103,243   $    56,649   $   (11,478)  $   159,894
Intercompany investments ................    1,094,737      (19,479)      335,024    (1,410,282)           --
Property and equipment, net .............           --    1,033,193       390,644            --     1,423,837
Other assets ............................        5,395       89,189       (35,320)           --        59,264
                                           -----------  -----------   -----------   -----------   -----------
     Total assets .......................  $ 1,111,612  $ 1,206,146   $   746,997   $(1,421,760)  $ 1,642,995
                                           ===========  ===========   ===========   ===========   ===========

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities .....................  $    14,804  $   180,345   $    37,208   $   (11,478)  $   220,879
Long-term debt ..........................      509,152      147,800        15,346            --       672,298
Deferred credits and other liabilities ..           --       27,936        (3,455)           --        24,481
Stockholders' equity ....................      587,656      850,065       697,898    (1,410,282)      725,337
                                           -----------  -----------   -----------   -----------   -----------
     Total liabilities & stockholders'
         equity .........................  $ 1,111,612  $ 1,206,146   $   746,997   $(1,421,760)  $ 1,642,995
                                           ===========  ===========   ===========   ===========   ===========

1996
----
ASSETS
Current assets ..........................  $     5,482  $   178,219   $    63,135   $    (5,479)  $   241,357
Intercompany investments ................    1,004,867     (631,003)     (182,827)     (191,037)           --
Property and equipment, net .............           --      625,673       205,552            --       831,225
Other assets ............................        5,947       72,124       (29,412)           --        48,659
                                           -----------  -----------   -----------   -----------   -----------
     Total assets .......................  $ 1,016,296  $   245,013   $    56,448   $  (196,516)  $ 1,121,241
                                           ===========  ===========   ===========   ===========   ===========

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities .....................  $     8,806  $   107,494   $    52,488   $    (5,479)  $   163,309
Long-term debt ..........................      434,142       (5,700)       12,532            --       440,974
Deferred credits and other liabilities ..           --       31,974        (8,088)           --        23,886
Stockholders' equity ....................      573,348      111,245          (484)     (191,037)      493,072
                                           -----------  -----------   -----------   -----------   -----------
     Total liabilities & stockholders' ..           --           --            --            --            --
         equity .........................  $ 1,016,296  $   245,013   $    56,448   $  (196,516)  $ 1,121,241
                                           ===========  ===========   ===========   ===========   ===========

1995
----
ASSETS
Current assets ..........................  $     1,437  $    64,154   $    31,383   $    (1,406)  $    95,568
Intercompany investments ................      631,274     (364,072)      (76,165)     (191,037)           --
Property and equipment, net .............           --      467,015       107,061            --       574,076
Other assets ............................        6,103       61,594       (12,881)           --        54,816
                                           -----------  -----------   -----------   -----------   -----------
     Total assets .......................  $   638,814  $   228,691   $    49,398   $  (192,443)  $   724,460
                                           ===========  ===========   ===========   ===========   ===========

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities .....................  $     4,849  $    80,839   $    29,447   $    (1,406)  $   113,729
Long-term debt ..........................      275,000       85,917        55,574            --       416,491
Deferred credits and other liabilities ..           --       27,480        (4,566)           --        22,914
Stockholders' equity ....................      358,965       34,455       (31,057)     (191,037)      171,326
                                           -----------  -----------   -----------   -----------   -----------
     Total liabilities & stockholders'
         equity .........................  $   638,814  $   228,691   $    49,398   $  (192,443)  $   724,460
                                           ===========  ===========   ===========   ===========   ===========

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET December 31, 1997, 1996, 1995, 1994 and 1993 (continued) (In thousands)

                                                             UNCONSOLIDATED
                                                  ----------------------------------------
                                                                 GUARANTOR   NON-GUARANTOR  ELIMINATING  CONSOLIDATED
1994                                                 OEI         SUBSIDIARY   SUBSIDIARIES    ENTRIES        OEI
----                                               ---------     ----------   ------------   ---------    ---------
ASSETS
Current assets ................................    $   1,101     $  67,753     $  13,139     $  (1,089)    $  80,904
Intercompany investments ......................      444,175      (254,152)      (12,831)     (177,192)           --
Property and equipment, net ...................           --       427,599        82,175            --       509,774
Other assets ..................................          260        43,959        (7,205)           --        37,014
                                                   ---------     ---------     ---------     ---------     ---------
      Total assets ............................    $ 445,536     $ 285,159     $  75,278     $(178,281)    $ 627,692
                                                   =========     =========     =========     =========     =========

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities............................    $   1,144     $  66,282     $  14,138     $  (1,089)    $  80,475
Long-term debt ................................      125,000       247,289        21,384            --       393,673
Deferred credits and other liabilities ........       (1,091)        6,188        21,819            --        26,916
Stockholders' equity ..........................      320,483       (34,600)       17,937      (177,192)      126,628
                                                   ---------     ---------     ---------     ---------     ---------
      Total liabilities & stockholders'
          equity...............................    $ 445,536     $ 285,159     $  75,278     $(178,281)    $ 627,692
                                                   =========     =========     =========     =========     =========

1993
----
ASSETS
Current assets ................................    $      17     $  32,399     $   6,248     $      --     $  38,664
Intercompany investments ......................      203,839      (114,323)       (7,629)      (81,887)           --
Property and equipment, net ...................           --       270,185        93,034            --       363,219
Other assets ..................................        1,964        38,137            --            --        40,101
                                                   ---------     ---------     ---------     ---------     ---------
      Total assets ............................    $ 205,820     $ 226,398     $  91,653     $ (81,887)    $ 441,984
                                                   =========     =========     =========     =========     =========

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities............................    $       5     $  35,567     $  11,031     $      --     $  46,603
Long-term debt ................................           --        93,098        12,499            --       105,597
Deferred credits and other liabilities ........           (7)      117,209        19,239            --       136,441
Stockholders' equity ..........................      205,822       (19,476)       48,884       (81,887)      153,343
                                                   ---------     ---------     ---------     ---------     ---------
      Total liabilities & stockholders'
          equity ..............................    $ 205,820     $ 226,398     $  91,653     $ (81,887)    $ 441,984
                                                   =========     =========     =========     =========     =========

         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
       For the years ended December 31, 1997, 1996, 1995, 1994 and 1993
                                (In thousands)

                                                                             UNCONSOLIDATED
                                                                 -----------------------------------------
                                                                               GUARANTOR     NON-GUARANTOR   CONSOLIDATED
1997                                                                OEI        SUBSIDIARY     SUBSIDIARIES       OEI
----                                                             ---------      ---------     ------------    ---------
Cash flows from operating activities:
  Net income (loss) ........................................     $   4,350      $ (24,457)     $  63,026      $  42,919
  Adjustments to reconcile net income
   (loss) to cash from operating activities ................       (20,033)       218,926         73,175        272,068
  Changes in assets and liabilities ........................            (1)        44,684        (19,995)        24,688
                                                                 ---------      ---------      ---------      ---------
     Net cash provided by (used in) operating activities ...       (15,684)       239,153        116,206        339,675
Cash flows used in investing activities ....................            --       (596,986)      (206,693)      (803,679)
Cash flows provided by financing activities ................        15,683        312,968         86,341        414,992
                                                                 ---------      ---------      ---------      ---------
Net decrease in cash and cash equivalents ..................            (1)       (44,865)        (4,146)       (49,012)
Cash and cash equivalents at beginning of period ...........             3         47,518         13,180         60,701
                                                                 ---------      ---------      ---------      ---------
Cash and cash equivalents at end of period .................     $       2      $   2,653      $   9,034      $  11,689
                                                                 =========      =========      =========      =========

1996
----
Cash flows from operating activities:
  Net income ...............................................     $  11,664      $  37,452      $   5,884      $  55,000
  Adjustments to reconcile net income
   to cash from operating activities .......................         6,746        135,850         31,651        174,247
  Changes in assets and liabilities ........................            40         (7,964)       (12,010)       (19,934)
                                                                 ---------      ---------      ---------      ---------
     Net cash provided by operating activities .............        18,450        165,338         25,525        209,313
Cash flows used in investing activities ....................            --       (353,650)       (74,357)      (428,007)
Cash flows provided by (used in) financing activities ......       (18,478)       228,987         55,088        265,597
                                                                 ---------      ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents .......           (28)        40,675          6,256         46,903
Cash and cash equivalents at beginning of period ...........            31          6,843          6,924         13,798
                                                                 ---------      ---------      ---------      ---------
Cash and cash equivalents at end of period .................     $       3      $  47,518      $  13,180      $  60,701
                                                                 =========      =========      =========      =========

1995
----
Cash flows from operating activities:
  Net income (loss) ........................................     $   7,939      $  13,032      $ (15,419)     $   5,552
  Adjustments to reconcile net income
   (loss) to cash from operating activities ................           494         77,527         23,014        101,035
  Changes in assets and liabilities ........................         5,755         11,678        (18,707)        (1,274)
                                                                 ---------      ---------      ---------      ---------
     Net cash provided by (used in) operating activities ...        14,188        102,237        (11,112)       105,313
Cash flows used in investing activities ....................            --        (96,004)       (64,220)      (160,224)
Cash flows provided by (used in) financing activities ......       (14,169)        (3,686)        74,171         56,316
                                                                 ---------      ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents .......            19          2,547         (1,161)         1,405
Cash and cash equivalents at beginning of period ...........            12          4,296          8,085         12,393
                                                                 ---------      ---------      ---------      ---------
Cash and cash equivalents at end of period .................     $      31      $   6,843      $   6,924      $  13,798
                                                                 =========      =========      =========      =========

         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
 For the years ended December 31, 1997, 1996, 1995, 1994 and 1993 (continued)
                                (In thousands)

                                                                               GUARANTOR     NON-GUARANTOR   CONSOLIDATED
1994                                                                OEI        SUBSIDIARY    SUBSIDIARIES        OEI
-----                                                            ---------     ----------    -------------    ---------
Cash flows from operating activities:
  Net income (loss) ........................................     $   4,652      $(102,267)     $ (24,562)     $(122,177)
  Adjustments to reconcile net income
   (loss) to cash from operating activities ................           880         13,415         29,248         43,543
  Changes in assets and liabilities ........................          (805)        (9,984)        17,505          6,716
                                                                 ---------      ---------      ---------      ---------
     Net cash provided by (used in) operating activities ...         4,727        (98,836)        22,191        (71,918)
Cash flows provided by (used in) investing activities ......           340       (195,334)       (31,729)      (226,723)
Cash flows provided by (used in) financing activities ......        (5,072)       298,176         17,236        310,340
                                                                 ---------      ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents .......            (5)         4,006          7,698         11,699
Cash and cash equivalents at beginning of period ...........            17            290            387            694
                                                                 ---------      ---------      ---------      ---------
Cash and cash equivalents at end of period .................     $      12      $   4,296      $   8,085      $  12,393
                                                                 =========      =========      =========      =========

1993
----
Cash flows from operating activities:
  Net income ...............................................     $   9,184      $   1,255      $   1,083      $  11,522
  Adjustments to reconcile net income
   to cash from operating activities .......................           382         99,780         27,556        127,718
  Changes in assets and liabilities ........................            45         (7,261)        14,211          6,995
                                                                 ---------      ---------      ---------      ---------
     Net cash provided by operating activities .............         9,611         93,774         42,850        146,235
Cash flows used in investing activities ....................            --       (218,723)       (55,558)      (274,281)
Cash flows provided by (used in) financing activities ......        (9,617)       124,965         11,593        126,941
                                                                 ---------      ---------      ---------      ---------
Net increase (decrease) in cash and cash equivalents .......            (6)            16         (1,115)        (1,105)
Cash and cash equivalents at beginning of period ...........            23            274          1,502          1,799
                                                                 ---------      ---------      ---------      ---------
Cash and cash equivalents at end of period .................     $      17      $     290      $     387      $     694
                                                                 =========      =========      =========      =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     On December 23, 1997, the Company announced that it entered into a Merger Agreement with UMC that provided in part for a stock-for-stock merger of UMC with and into the Company. Pursuant to the Merger Agreement, at the effective time of the Merger, the Company's stockholders received 2.34 shares of the combined company's common stock for each share of the Company's common stock then owned and UMC stockholders received 1.30 shares of the combined company's common stock for each share of UMC stock then owned. The Merger, completed on March 27, 1998, was treated as pooling of interests for accounting purposes.

     This financial review summarizes the combined financial condition and results of operations giving retroactive effect to the Merger and should be read in conjunction with the Company's supplemental consolidated financial statements and the notes thereto included in this Form 8-K. The consolidated financial statements previously filed in the Company's Form 10-K for the year ended December 31, 1997, have been restated herein to reflect the combination of the historical results of OEI and UMC in accordance with pooling of interests accounting.

GENERAL

     The Company is an independent energy company engaged in the exploration, development, acquisition and production of crude oil and natural gas offshore Gulf of Mexico, across North America and in the oil and gas producing regions of Cote d'Ivoire, Equatorial Guinea, Pakistan and Bangladesh. As of December 31, 1997, the Company had estimated proved reserves of approximately 137.6 MMBbls of oil and 797.9 Bcf of natural gas, or an aggregate of approximately 270.6 MMBOE, with a present value of future net revenues before income taxes of approximately $1.3 billion and a standardized measure of discounted future net cash flows of approximately $1.2 billion. On a BOE basis, approximately 51% of the Company's proved reserves at December 31, 1997 were oil.

     The following table sets forth information with respect to the Company's production and average unit prices and costs for the periods indicated:

                                                                           YEARS ENDED
                                                                           DECEMBER 31,
                                                            ----------------------------------------
                                                                1997           1996           1995
                                                            ----------     ----------     ----------
Production:

    Oil (MBO)
       United States ..................................         12,159          9,171          7,883
       Canada .........................................            439            511            649
       Cote d'Ivoire ..................................          1,027            894            285
       Equatorial Guinea ..............................          4,453            967             --
                                                            ----------     ----------     ----------
          Total .......................................         18,078         11,543          8,817
                                                            ==========     ==========     ==========

    Natural gas (MMCF)
       United States ..................................         81,154         66,439         51,271
       Canada .........................................          7,630          5,339          5,383
       Cote d'Ivoire ..................................          4,939          2,387            192
                                                            ----------     ----------     ----------
          Total .......................................         93,723         74,165         56,846
                                                            ==========     ==========     ==========

Average net sales price, including hedging:

    Oil ($ per bbl)
       United States ..................................     $    18.87     $    20.05     $    17.14
       Canada .........................................     $    17.97     $    19.43     $    16.59
       Cote d'Ivoire ..................................     $    18.35     $    20.56     $    15.45
       Equatorial Guinea ..............................     $    17.71     $    22.17     $       --
          Average .....................................     $    18.54     $    20.24     $    17.05

    Natural gas ($ per MCF)
       United States ..................................     $     2.40     $     2.25     $     1.65
       Canada .........................................     $     1.40     $     1.44     $     1.17
       Cote d'Ivoire ..................................     $     1.81     $     1.80     $     1.72
          Average .....................................     $     2.28     $     2.18     $     1.60


Additional disclosures ($ per BOE):
    Production and operating costs(1) .................     $     3.02     $     3.26     $     3.55
    Ad valorem and production taxes ...................     $     0.67     $     0.86     $     0.98
    Oil and natural gas DD&A(2) .......................     $     7.23     $     6.06     $     5.43

---------------------------------------------------------------

(1) Costs incurred to operate and maintain wells and related equipment, excluding ad valorem and production taxes.

(2)  Does not include depreciation and amortization of corporate assets.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     Operating revenues. The Company's total operating revenues increased approximately $156.4 million, or 40%, to $552.2 million for the year ended December 31, 1997, from $395.8 million for the comparable period in 1996. Production levels for the year ended December 31, 1997, increased 41% to 33,699 MBOE from 23,904 MBOE for the comparable period in 1996. The increase in oil and gas revenues is due to increased oil volumes in the Gulf of Mexico and Equatorial Guinea, resulting from a full year's production from the Central Gulf Properties and Block B and higher U.S. gas volumes.

     Oil revenues increased 43% to $335.1 million, the result of significantly increased worldwide production volumes offset by a drop in the average realized price received. Oil production increased 57% to 18,078 MBO in 1997 due primarily to increased oil production in the Gulf of Mexico and Equatorial Guinea. The average sales price before hedging for oil decreased 13% to $18.54 in 1997 compared to 1996.

     Natural gas revenues increased 33% to $214.1 million, the result of slight increases in natural gas prices and the impact of certain hedging activities, offset by certain property sales. The average sales price before hedging for natural gas remained constant at $2.30 per MCF in 1997 and 1996. Natural gas production for 1997 was 93,723 MMCF, an increase of 26% over 1996 volumes due primarily to acquisitions and increased production in the Gulf of Mexico, Cote d'Ivoire and Canada, offset by property sales and natural production declines in North America.

     For the year ended December 31, 1997, the Company's total revenues were further affected by a $1.3 million decrease in hedging revenues. In order to manage its exposure to price risks in the sale of its crude oil and natural gas, the Company from time to time enters into price hedging arrangements. The Company's average sales prices including hedging for oil and natural gas for the year ended December 31, 1997 were $18.54 per Bbl and $2.28 per Mcf compared with $20.24 per Bbl and $2.18 per Mcf in the prior period.

     Production costs. For the year ended December 31, 1997, total production costs were $124.4 million, as compared to $98.4 million in the 1996 period, an increase of 26%. This increase primarily results from fluctuations in normal operating expenses, including operating expenses associated with increased production from new facilities and an increase of approximately $11.8 million relating to production costs of the Central Gulf Properties acquired in 1996. Production and operating costs (costs incurred to operate and maintain wells and related equipment, excluding ad valorem and production taxes) decreased to $3.02 per BOE for the year ended December 31, 1997, from $3.26 per BOE in the comparable 1996 period. This decrease is primarily the result of increased production in the Company's offshore Gulf of Mexico and Equatorial Guinea fields, which have substantial fixed operating costs due to the capital intensive nature of the facilities, further impacted by the under-utilization of capacity in the Gulf of Mexico fields.

     General and administrative expenses. For the year ended December 31, 1997, general and administrative expenses were $30.2 million as compared to $27.4 million in the comparable 1996 period, an increase of 10%. This increase is primarily due to costs of increased corporate staffing associated with both an increase in drilling activities and the Company's acquisitions in 1996 and 1997. In addition, a new systems implementation partially offset by an increase in 1997 in the capitalization of a portion of the salaries paid to employees directly engaged in the acquisition, exploration and development of oil and gas properties in accordance with the full cost method of accounting contributed to the increase. General and administrative expenses per BOE decreased to $0.90 per BOE for the year ended December 31, 1997, from $1.14 per BOE for the comparable 1996 period. This unit decrease is primarily the result of increased production in the Company's Gulf of Mexico and Equatorial Guinea fields.

     Depreciation, depletion and amortization expense. For the year ended December 31, 1997, depreciation, depletion and amortization (DD&A) expense was $248.4 million as compared to $147.6 million in the comparable 1996 period, an increase of 68%. This variance can primarily be attributed to the Company's increased production and related current and future capital costs from the 1996 and 1997 Gulf of Mexico and international drilling programs and acquisitions, partially offset by the increase in proved reserves resulting from such programs and acquisitions. On a BOE basis, oil and gas DD&A for the year ended December 31, 1997, was $7.23 per BOE as compared to $6.06 per BOE for the year ended December 31, 1996. This unit decrease is primarily the result of increased production in the Company's Gulf of Mexico and Equatorial Guinea fields.

     Interest and debt expense. For the year ended December 31, 1997, interest and debt expense increased 20% to $49.1 million, from $40.8 million in the comparable 1996 period. This increase is primarily the result of an increase of approximately $11.5 million from the comparable 1996 period relating to the 9 3/4% Notes issued in September 1996 and interest and debt expense of approximately $8.9 million related to the issuance of $200 million of the Company's 8 7/8% Senior Subordinated Notes due 2007

(8 7/8% Notes) in July 1997. In addition, interest and debt expense increased in both periods due to a higher average balance on the Company's bank credit facilities. The increase was partially offset by a decrease in interest expense of approximately $7.0 million as a result of the Company's purchase of $124.8 million of the $125.0 million in original principal amount of the Company's 13 1/2% Senior Notes due 2004 (13 1/2% Notes) on July 22, 1997, and by an increase in the amount of interest capitalized in the 1997 period resulting from an increase in the Company's unevaluated assets, including additional acreage and seismic data.

     Income tax expense (benefit). An income tax provision of $41.0 million (of which $6.2 million is a current provision and $34.8 million is a deferred provision) was recognized for 1997, compared to a provision of $26.2 million (of which $0.8 million was a current provision and $25.4 million was a deferred provision) for 1996. A significant portion of current taxes in 1997 is a $4.6 million non-cash provision representing current taxes incurred in Cote d'Ivoire which, under the terms of the production sharing contract, will be paid by the Ivorian government from their production proceeds. Consistent with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, the deferred income tax provision was derived primarily from changes in deferred income tax assets and liabilities recorded on the balance sheet. The 1996 deferred tax provision was affected by the use of $13.0 million of net operating loss (NOL) carryforwards to essentially eliminate 1996 taxable income and the deferred tax effect of exercised stock options. At December 31, 1997, the Company had $122.7 million of United States (U.S.) NOL carryforwards, $67.0 million of Equatorial Guinea NOL carryforwards and $32.2 million of Canadian federal tax pools. The Company paid cash income taxes in 1997 and 1996 of $1.8 million, and $0.4 million, respectively, to several states, Canada and the U.S.

     Extraordinary loss on early extinguishment of debt. On July 22, 1997, the Company purchased approximately $124.8 million of the $125.0 million original principal amount of the 13 1/2% Notes for approximately $151.5 million. This repurchase resulted in an after-tax extraordinary charge of $19.3 million, representing the difference between the purchase price and the net carrying value of the 13 1/2% Notes.

     Net income. Due to the factors described above, net income before an extraordinary charge for the year ended December 31, 1997, increased to $62.2 million, an increase of $7.2 million or 13% from net income of $55.0 million for the comparable 1996 period. Including the effect of the extraordinary charge, the Company recorded net income of $42.9 million for the year ended December 31, 1997.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     Operating revenues. The Company's total operating revenues increased approximately $152.0 million, or 62%, to $395.8 million for the year ended December 31, 1996, from $243.8 million for the comparable period in 1995. Production levels for the year ended December 31, 1996, increased 31% to 23,904 MBOE from 18,291 MBOE for the comparable period in 1995 resulting from the Company's Gulf of Mexico activities and a full year of production in Cote d'Ivoire.

     Oil revenues increased 55% to $233.6 million, the result of increases in both production volumes and realized prices received. Oil production increased 31% to 11,543 MBO in 1996 due to expansion of Gulf of Mexico operations, acquisitions and a full year of production in Cote d'Ivoire. The average sales price before hedging for oil increased 26% to $21.42 in 1996 compared to 1995.

     Natural gas revenues increased 77% to $161.4 million, the result of strong gas prices and increased production, offset somewhat by the impact of property sales. The average sales price before hedging for gas was $2.30 per Mcf versus $1.54 per Mcf in the prior period.

     For the year ended December 31, 1996, the Company's total revenues were further affected by a $22.6 million decrease in hedging revenues. This decrease was the result of significant increases in product prices in 1996. In order to manage its exposure to price risk in the sale of its crude oil and natural gas, the Company from time to time enters into price hedging arrangements. The Company's average sales prices including hedging for oil and natural gas for the year ended December 31, 1996, were $20.24 per Bbl and $2.18 per Mcf compared with $17.05 per Bbl and $1.60 per Mcf in the prior period.

     Production costs. For the year ended December 31, 1996, total production costs were $98.4 million, as compared to $82.9 million in the 1995 period, an increase of 19%. This increase primarily results from fluctuations in normal operating expenses, including operating expenses associated with increased production, commencement of production in Equatorial Guinea and an increase of approximately $2.8 million relating to production costs of the newly acquired Central Gulf Properties. Production and operating costs (costs incurred to operate and maintain wells and related equipment, excluding ad valorem and production taxes) decreased to $3.26 per BOE for the year ended December 31, 1996, from $3.55 per BOE in the comparable 1995 period. This decrease is primarily the result of increased production in the Company's offshore oil and gas fields, which have substantial fixed operating costs due to the capital intensive nature of the facilities and the under-utilization of capacity.

     General and administrative expenses. For the year ended December 31, 1996, general and administrative expenses were $27.4 million as compared to $21.1 million in the comparable 1995 period. This increase is primarily due to costs of increased corporate staffing associated with both an increase in international drilling activities, the Company's acquisition of the Central Gulf Properties and miscellaneous non-cash benefits accruals. This was partially offset in the 1996 period by an increase in the capitalization of a portion of the salaries paid to employees directly engaged in the acquisition, exploration and development of oil and gas properties. General and administrative expense per BOE decreased to $1.14 per BOE for the year ended December 31, 1996, from $1.15 per BOE for the comparable 1995 period.

     Depreciation, depletion, and amortization expense. For the year ended December 31, 1996, DD&A expense was $147.6 million as compared to $101.1 million in the comparable 1995 period, an increase of 46%. This variance can primarily be attributed to the Company's increased production and related current and future capital costs from the 1995 and 1996 worldwide drilling programs and acquisitions partially offset by the increase to proved reserves resulting from programs and acquisition. On a BOE basis, DD&A for the year ended December 31, 1996, was $6.06 per BOE as compared to $5.43 per BOE for the year ended December 31, 1995.

     Interest and debt expense. For the year ended December 31, 1996, interest and debt expense increased 15% to $40.8 million, from $35.6 million in the comparable 1995 period. This increase is primarily a result of generally higher debt levels partially offset by the repayment of a portion of the Company's debt with proceeds from the public offerings of common stock in March and November 1996. The increase was also partially offset by increases in the amount of interest capitalized in the 1996 period, as a result of an increase in the Company's unevaluated assets, including additional acreage and seismic data.

     Income tax expense (benefit). An income tax provision of $26.2 million was recognized for 1996, compared to a benefit of $1.7 million for 1995. Consistent with SFAS No. 109, the deferred income tax provision or benefit was derived primarily from changes in deferred income tax assets and liabilities recorded on the balance sheet. The primary items affecting the 1996 deferred tax provision were the use of $13.0 million of NOL carryforwards to eliminate 1996 taxable income and the deferred tax effect of exercised stock options. At December 31, 1996, the Company had $127.0 million of U.S. NOL carryforwards, $52.0 million of Equatorial Guinea NOL carryforwards and $17.6 million of Canadian federal tax pools. The Company paid cash income taxes in 1996 and 1995 of $0.4 million and $0.6 million, respectively, to several states, Canada and the U.S. for the Alternative Minimum Tax.

     Net income. Due to the factors described above, net income for the year ended December 31, 1996, increased to $55.0 million, an increase of $49.4 million or 882% from net income of $5.6 million for the comparable 1995 period.

LIQUIDITY AND CAPITAL RESOURCES

     The following summary table reflects comparative cash flows for the Company for the years ended December 31, 1997, 1996 and 1995:

                                                                            YEAR ENDED DECEMBER 31,
                                                                       ----------------------------------
                                                                          1997         1996        1995
                                                                       ----------    ---------   --------
                                                                                  (IN THOUSANDS)
         Net cash provided by operating activities                     $339,675      $209,313    $105,313
         Net cash used in investing activities                         (803,679)     (428,007)   (160,224)
         Net cash provided by financing activities                      414,992       265,597      56,316

     For the year ended December 31, 1997, net cash provided by operating activities increased by $130.4 million, or 62%, as compared to the year ended December 31, 1996. This increase related primarily to an increase in revenues, partially offset by increases in lease operating expenses, severance taxes, general and administrative expenses, interest expense, certain non-cash expenses and the extraordinary loss related to the purchase of substantially all of the 13 1/2% Notes. In addition, timing differences with respect to payment on certain receivable and payable balances at any period affect cash provided by operating during each period.

     Cash used in investing activities during the year ended December 31, 1997, increased to $803.7 million as compared to $428.0 million in the comparable 1996 period. This increase relates primarily to the Company's active acquisition programs, primarily in the Gulf of Mexico with the Main Pass and South Pass acquisitions, active exploration program in the Gulf of Mexico and Equatorial Guinea and development project expenditures, partially offset by net proceeds from sales of property interests of $52.9 million.

     Financing activities during the year ended December 31, 1997, generated cash of $415.0 million, as compared to $265.6 million in the comparable 1996 period. On July 2, 1997, the Company completed the offering of its 8 7/8% Notes at a discount for net proceeds (after offering costs) of $195.2 million, which were used primarily to finance the purchase of substantially all of the 13 1/2% Notes and to repay indebtedness under the Revolving Credit Facility. On November 18, 1997, the Company completed a public offering of 7.3 million shares of common stock, resulting in net proceeds of $178.1 million, which were used to repay outstanding indebtedness under the Revolving Credit Facility. The increase in cash during the 1996 period was primarily a result of the completion of the public offerings of common stock and the issuance of the 9 3/4% Notes, which yielded net proceeds to the Company of $245.2 million and $154.0 million, respectively.

     Capital requirements. The Company's capital investments to date have focused primarily on exploration, acquisitions and development of proved properties. The Company's expenditures for property acquisition, exploration and development for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                 --------------------------------------
                                                                   1997          1996           1995
                                                                 ---------     ---------      ---------
                                                                            (IN THOUSANDS)
      Property acquisition costs:
          Proved ...........................................     $ 130,074     $  66,105      $  25,819
          Unproved .........................................       107,817        75,365          5,724
      Properties held for resale ...........................            --       (37,200)            --
      Exploration costs ....................................       250,698       108,430         48,992
      Development costs ....................................       317,975       211,068        144,534
      Capitalized interest on unevaluated properties .......        12,802         7,408          3,882
      Capitalized general and administrative costs .........        14,992        10,533          7,728
                                                                 ---------     ---------      ---------
      Total costs incurred .................................     $ 834,358     $ 441,709      $ 236,679
                                                                 =========     =========      =========

     The Company makes, and will continue to make, substantial capital expenditures for the acquisition, exploration, development, production and abandonment of its oil and natural gas reserves. The Company has historically funded its operations, acquisitions, exploration and development expenditures from cash flows from operating activities, bank borrowings, sales of common and preferred stock, issuance of senior subordinated notes, sales of non-strategic oil and natural gas properties, sales of partial interests in exploration concessions and project finance borrowings. The Company intends to finance 1998 capital expenditures related to this strategy primarily with funds provided by operations, borrowings or other capital markets.

     The Company is also a party to two escrow agreements that provide for the future plugging and abandonment costs associated with oil and gas properties. The first agreement, related to the East Bay Fields, requires monthly deposits of $100,000 through June 30, 1998, and $350,000 thereafter until the balance in the escrow account equals $40.0 million, unless the Company commits to the plugging and abandonment of a certain number of wells in which case the increase will be deferred. The second agreement, related to Main Pass 69, required an initial deposit of $250,000 and monthly deposits thereafter of $50,000 until the balance in the escrow account equals $7.5 million. As of December 31, 1997, the escrow balances totaled $8.5 million.

     The Company's capital expenditure budget for 1998 is expected to be approximately $600.0 million. Primary areas of emphasis will be West Africa, East Texas, the Gulf of Mexico and other international areas. In addition, the Company will evaluate its level of capital spending throughout the year based upon drilling results, commodity prices, cash flows from operations and property acquisitions. Actual capital spending may vary from the capital expenditure budget.

     The Company continues to maintain a sound financial structure. The Company's debt to total capitalization ratio has increased slightly to 48% at December 31, 1997, from 47% at December 31, 1996. However, the Company's interest coverage ratio (calculated as the ratio of income from operations plus DD&A and impairment of proved oil and gas properties to interest plus capitalized interest less non-cash amortization of debt issue costs) was 6.8 to 1 for 1997 compared with 6.5 to 1 for 1996. This measure provides investors with a measure of the Company's ability to service debt. The high ratio in 1997 and improvement over 1996 are indicators of the Company's strong financial position and future capability to service debt and fund operations. Access to various capital markets, combined with cash flows from operating activities, provide the Company with the financial strength, leverage and liquidity that will allow it to fund its 1998 capital expenditure program, including both Gulf of Mexico and international exploration and development opportunities in Cote d'Ivoire, Equatorial Guinea, Pakistan and Bangladesh, and continue to selectively pursue strategic acquisitions.

     Concurrent with the closing of the Merger on March 27, 1998, the Company entered into a $750.0 million five-year unsecured revolving credit facility (OEI Credit Facility) which combines and replaces the Revolving Credit Facility and the Global Credit Facility. The OEI Credit Facility, which is with a group of commercial banks, provides for various borrowing options under either a base rate or Eurodollar margin rates. As of March 31, 1998, the new OEI Credit Facility provides a $600.0 million initial borrowing base. As of March 31, 1998, total borrowings outstanding against the facility were approximately $265.0 million, leaving approximately $335.0 million of available credit.

     In addition to developing its existing reserves, the Company attempts to increase its reserve base, production and operating cash flow by engaging in strategic acquisitions of oil and gas properties. In order to finance other possible future acquisitions, the Company may seek to obtain additional debt or equity financing. The availability and attractiveness of these sources of financing will depend upon a number of factors, some of which will relate to the financial condition and performance of the Company, and some of which will be beyond the Company's control, such as prevailing interest rates, oil and gas prices and other market conditions. There can be no assurance that the Company will acquire any additional producing properties. In addition, the ability of the Company to incur additional indebtedness and grant security interests with respect thereto will be subject to the terms of the various indentures.

     Liquidity. The ability of the Company to satisfy its obligations and fund planned capital expenditures will be dependent upon its future performance, which will be subject to prevailing economic conditions, including oil and gas prices, and to financial and business conditions and other factors, many of which are beyond its control, supplemented if necessary with existing cash balances and borrowings under the OEI Credit Facility. The Company currently expects that its cash flow from operations and availability under the OEI Credit Facility will be adequate to execute its 1998 business plan. However, no assurance can be given that the Company will not experience liquidity problems from time to time in the future or on a long-term basis. If the Company's cash flow from operations and availability under the OEI Credit Facility are not sufficient to satisfy its cash requirements, there can be no assurance that additional debt or equity financing will be available to meet its requirements.

     Effects of Leverage. The Company has outstanding indebtedness of approximately $673.2 million as of December 31, 1997. The Company's level of indebtedness has several important effects on its future operations, including
(i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) the covenants contained in the various indentures require the Company to meet certain financial tests, and contain other restrictions which limit the Company's ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities and (iii) the Company's ability to obtain additional financing in the future for working capital, expenditures, acquisitions, general corporate purposes or other purposes may be impaired. None of the indentures place significant restrictions on a wholly-owned subsidiaries' ability to make distributions to the parent company.

     The Company believes it is currently in compliance with all covenants contained in the respective Indentures and has been in compliance since the issuance of the 13 1/2% Notes, the 9 3/4% Notes, the 8 7/8% Notes and the 10 3/8% Notes.

     The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to oil and gas prices, general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors.

OTHER MATTERS

     Energy swap agreements. The Company engages in futures contracts with certain of its production through master swap agreements ("Swap Agreements"). The Company considers these futures contracts to be hedging activities and, as such, monthly settlements on these contracts are reflected in oil and gas sales. In order to consider these futures contracts as hedges, (i) the Company must designate the futures contract as a hedge of future production and (ii) the contract must reduce the Company's exposure to the risk of changes in prices. Changes in the market value of futures contracts treated as hedges are not recognized in income until the hedged item is also recognized in income. If the above criteria are not met, the Company will record the market value of the contract at the end of each month and recognize a related gain or loss. Proceeds received or paid relating to terminated contracts or contracts that have been sold are amortized over the original contract period and reflected in oil and gas sales. The Company enters into hedging activities in order to secure an acceptable future price relating to a portion of future production. The primary objective of these activities is to protect against decreases in price during the term of the hedge.

     The Swap Agreements provide for separate contracts tied to the NYMEX light sweet crude oil and natural gas futures contracts. The Company has contracts which contain specific contracted prices ("Swaps") that are settled monthly based on the differences between the contract prices and the average NYMEX prices for each month applied to the related contract volumes. To the extent the average NYMEX price exceeds the contract price, the Company pays the spread, and to the extent the contract price exceeds the average NYMEX price the Company receives the spread. Under the terms of the Swap Agreements, each counterparty has extended the Company a $5.0 million line of credit for use in conjunction with its hedging activities. As of December 31, 1997, the fair market value of all contracts covered by the Swap Agreements was approximately $6.8 million.

     As of December 31, 1997, after giving effect to three hedges that were unwound in January 1998, the Company's open forward position on its outstanding crude oil Swaps was 4,500 MBbls at an average price of $19.88 per Bbl for the year ended December 31, 1998. The Company had no outstanding natural gas Swaps in 1998.

     It is the Company's current intention to commit no more than 50% of its production on a BOE basis to such arrangements at any point in time. As the current swap agreements expire, the portion of the Company's oil and natural gas production which is subject to price fluctuations will increase substantially, unless the Company enters into additional hedging transactions.

     Price fluctuations and volatile nature of markets. Despite the measures taken by the Company to attempt to control price risk, the Company remains subject to price fluctuations for natural gas and oil sold on the spot market. Prices received for natural gas sold on the spot market are volatile due primarily to seasonality of demand and other factors beyond the Company's control. Domestic oil prices generally follow worldwide oil prices which are subject to price fluctuations resulting from changes in world supply and demand. Any significant decline in prices for oil and gas could have a material adverse effect on the Company's financial position, results of operations and quantities of reserves recoverable on an economic basis.

     Environmental. The Company's business is subject to certain federal, state, and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspensions, terminations or inability to meet applicable bonding requirements could materially and adversely affect the Company's financial condition and operations. Although significant expenditures may be required to comply with governmental laws and regulations applicable to the Company, to date such compliance has not had a material adverse effect on the earnings or competitive position of the Company. It is possible that such regulations in the future may add to the cost of operating offshore drilling equipment or may significantly limit drilling activity. The Company has included $10.0 million in its 1998 exploration and development capital budget to reformat operations for alternative disposal of water produced from its offshore wells in accordance with an approved zero discharge plan.

     The OPA imposes ongoing requirements on a responsible party including proof of financial responsibility to cover at least some costs in a potential spill. For tank vessels, including mobile offshore drilling rigs, the OPA imposes on owners, operators and charterers of the vessels, an obligation to maintain evidence of financial responsibility of up to $10.0 million depending on gross tonnage. With respect to offshore facilities, proof of greater levels of financial responsibility may be applicable. This amount is subject to upward regulatory adjustment up to $150.0 million.

     Year 2000 compliance. The Company is currently in the process of evaluating its information technology infrastructure for the year 2000 ("Year 2000") compliance. The Company's primary information systems are in the process of being replaced with fully compliant new systems as part of a regularly scheduled upgrade to meet the Company's growing capacity and performance requirements. These replacements are expected to be completed by early 1999.

     The Company does not expect that the cost to modify and replace its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance. The costs of these projects and the date on which the Company plans to complete modifications and replacements are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans.

     The Company does not currently have any information concerning the Year 2000 compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

     The Company has not incurred significant costs related to Year 2000 compliance prior to December 31, 1997, other than internal costs to evaluate the extent of compliance.

     Forward-looking statements. Certain statements in this report, including statements of the Company's and management's expectation, intentions, plans and beliefs, including those contained in or implied by "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Notes to Supplemental Consolidated Financial Statements, are "forward-looking statements", within the meaning of Section 21E of the Securities Exchange Act of 1934, that are subject to certain events, risk and uncertainties that may be outside the Company's control. These forward-looking statements include statements of management's plans and objectives for the Company's future operations and statements of future economic performance; information regarding drilling schedules, expected or planned production or transportation capacity, future production levels of international and domestic fields, the Company's capital budget and future capital requirements, the Company's meeting its future capital needs, the Company's realization of its deferred tax assets, the level of future expenditures for environmental costs and the outcome of regulatory and litigation matters; and the assumptions described in this report underlying such forward-looking statements. Actual results and developments could differ materially from those expressed in or implied by such statements due to a number of factors, including, without limitation, those described in the context of such forward-looking statements, fluctuations in the price of crude oil and natural gas, the success rate of exploration efforts, timeliness of development activities, risk incident to the drilling and completion for oil and gas wells, future production and development costs, the political and economic climate in which the Company conducts operations and the risk factors described from time to time in the Company's other documents and reports filed with the Securities and Exchange Commission.